                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                                   WYETH
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------


Five Giralda Farms     EXECUTIVE OFFICES
Madison, NJ 07940

[LOGO]

                                          March 20, 2002

Dear Fellow Stockholder:

    It is our pleasure to invite you to attend the Wyeth 2002 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 25, 2002 at 9:30 a.m. local time at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Corporation's business, including a discussion of the change of the name of the Corporation which took effect on March 11, 2002. We will also respond to your questions.

    Whether or not you plan to attend the meeting, your vote is very important. Please cast your vote regardless of the number of shares you hold. Many of you will have the option to cast your proxy vote by telephone or via the internet if your proxy card or voting instruction form includes instructions and a toll-free telephone number or internet website to do so. These are quick, cost effective and easy ways for you to submit your proxy. We urge you to take a moment to use the internet website, toll-free telephone number, or sign, date, and promptly return the enclosed proxy card or voting form in the postage-paid envelope provided, in order to be certain your shares are represented at the meeting.

    We look forward to seeing you on April 25th.


    Sincerely,

      /s/ John R. Stafford                         /s/ Robert Essner

    JOHN R. STAFFORD                               ROBERT ESSNER
    CHAIRMAN                                       PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER

                                                     Wyeth Pharmaceuticals
                                                     Wyeth Consumer Healthcare
                                                     Fort Dodge Animal Health

                                     WYETH
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              -------------------

    The Annual Meeting of the Stockholders of Wyeth will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 25, 2002 at 9:30 a.m., local time, for the following purposes:

    1.  to elect a Board of eleven directors;

    2. to consider and act upon the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's principal independent public accountants for 2002;

    3.  to consider and act upon adoption of the 2002 Stock Incentive Plan;

    4.  to consider and act upon adoption of the Executive Incentive Plan; and

    5. to consider and act upon such other matters which may properly come before the meeting, including a stockholder proposal as stated in the Proxy Statement.

    Under the provisions of the By-laws, the Board of Directors has fixed the close of business on March 13, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                                                  By Order of the Board of Directors

                                                  EILEEN M. LACH
                                                  SECRETARY

March 20, 2002

                             YOUR VOTE IS IMPORTANT
   IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY OR, IF YOUR PROXY CARD OR VOTING FORM INCLUDES
 INSTRUCTIONS TO DO SO, USE THE TOLL-FREE TELEPHONE NUMBER OR INTERNET WEBSITE
             NOTED ON THE CARD OR VOTING FORM TO SUBMIT YOUR PROXY.

                               TABLE OF CONTENTS


PROXY STATEMENT.............................................        1

ELECTION OF DIRECTORS.......................................        2

    NOMINEES FOR ELECTION AS DIRECTORS......................        2

    COMMITTEES..............................................        4

    DIRECTORS' FEES; ATTENDANCE.............................        4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....        5

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................        6

BENEFICIAL OWNERSHIP OF 5% STOCKHOLDER......................        7

SUMMARY COMPENSATION TABLE..................................        8

OPTION GRANTS TABLE.........................................        9

OPTION EXERCISE AND YEAR-END VALUE TABLE....................       10

LONG-TERM INCENTIVE PLAN AWARDS TABLE.......................       11

PENSION PLAN TABLE..........................................       11

PERFORMANCE GRAPH...........................................       13

EQUITY COMPENSATION PLAN INFORMATION........................       14

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER
  ARRANGEMENTS..............................................       15

CERTAIN LEGAL PROCEEDINGS...................................       16

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE
  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION..............       17

REPORT OF THE AUDIT COMMITTEE...............................       20

INDEPENDENT PUBLIC ACCOUNTANT 2001 FEES.....................       21

CHANGE IN CERTIFYING ACCOUNTANT.............................       21

APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.....       22

PROPOSED 2002 STOCK INCENTIVE PLAN..........................       22

PROPOSED EXECUTIVE INCENTIVE PLAN...........................       25

2002 STOCKHOLDER PROPOSAL...................................       26

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING...........       27

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS..............       29

OTHER MATTERS...............................................       29

                                     WYETH
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                              -------------------

                                PROXY STATEMENT

    Your proxy in the form enclosed is solicited by the Board of Directors and Management of Wyeth ("Wyeth" or the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 25, 2002 and at any adjournment or adjournments thereof. Effective March 11, 2002, the name of the Corporation has been changed from American Home Products Corporation to Wyeth. Properly executed proxies received prior to the meeting or proxies properly submitted prior to the meeting by telephone or through use of the internet website (using a personal control number to identify each stockholder) will be voted at the meeting. Stockholders may have their votes kept secret until after the Annual Meeting by so indicating in the designated place on the proxy card or voting form or by following the instructions when submitting a proxy by telephone or through the internet website. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors and Management which are FOR the election of the directors named in this Proxy Statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's principal independent public accountants for 2002, FOR adoption of the 2002 Stock Incentive Plan, FOR adoption of the Executive Incentive Plan and AGAINST the stockholder proposal regarding stockholder approval of "poison pills". The proxy may be revoked by you at any time before it is voted at the meeting.

    Attendance at the meeting will be limited to stockholders of record on March 13, 2002 or their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Corporation. No cameras or recording equipment will be permitted in the meeting room.

    This Proxy Statement and accompanying form of proxy are first being sent or given to stockholders on or about March 20, 2002.

    If a stockholder participates in the Corporation's Investor Services Program, a proxy to vote shares registered in his or her own name will serve as instructions on how to vote shares held in custody for the stockholder pursuant to the Program. No further action from the stockholder is required to vote the shares in the Investor Services Program. Accordingly, as Transfer Agent for shares of the Corporation's Common Stock, par value $0.33 1/3 per share (the "Common Stock"), The Bank of New York will cause shares held in the name of its nominee for the account of stockholders participating in the Investor Services Program to be voted in the same way as such stockholders vote shares registered in their names. If the stockholder does not submit a proxy to vote the shares registered in his or her own name, the shares held for his or her account in the Investor Services Program will not be voted.

    Stockholders of record at the close of business on March 13, 2002 are entitled to notice of and to vote at the meeting. On March 1, 2002, there were outstanding and entitled to vote 1,323,765,012 shares of Common Stock (each of which is entitled to one vote) and 19,805 shares of $2 Convertible Preferred Stock (each of which is entitled to 36 votes). A plurality of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for election of directors, and a majority of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for (i) the ratification of the appointment of the principal independent public accountants, (ii) adoption of the 2002 Stock Incentive Plan, (iii) adoption of the Executive Incentive Plan, and
(iv) adoption of the stockholder proposal included in this Proxy Statement. The aggregate number of votes cast by all stockholders present in person or by proxy at the meeting will be used to determine whether a motion will carry. Thus, an abstention from voting on a matter by a stockholder present in person or by proxy at the meeting has no effect on the item on which the stockholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of obtaining a quorum, they will have no effect on the vote on matters at the Annual Meeting of Stockholders.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Eleven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. If the proxy is executed or submitted by telephone or via the internet in such a manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following eleven nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for directors, such instructions will be followed by the persons named in the proxy. All of the nominees now are members of the Board of Directors and all were elected by the stockholders at the last Annual Meeting. Management has no reason to believe that any of the nominees will not serve if elected. In the event that any nominee should not be available, and if the Board of Directors has designated a substitute nominee, the persons named in the proxy will vote for the substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS


                                 Director since 1993; age 68; President, Alexander &
            [PHOTO]              Associates, Inc. (consulting firm specializing in Workforce
                                 Inclusiveness); Chairman, Moody's Corporation; Director,
                                 Dreyfus General Family of Funds, Dreyfus Third Century Fund,
                                 Dreyfus Premier Family of Funds, IMS Health Incorporated,
                                 and Mutual of America Life Insurance Company; Chairman of
                                 the Corporate Issues Committee and member of the Audit
                                 Committee
  CLIFFORD L. ALEXANDER, JR.

                                 Director since 1988; age 69; President and Chief Executive
            [PHOTO]              Officer, The Hearst Corporation (owns and operates
                                 communications media); Director, J.P. Morgan Chase & Co.,
                                 Hearst-Argyle Television, Inc. and Polo Ralph Lauren
                                 Corporation; Chairman of the Compensation and Benefits
                                 Committee and member of the Executive and Nominating and
                                 Governance Committees
     FRANK A. BENNACK, JR.

                                 Director since 2000; age 49; Chairman, President and Chief
            [PHOTO]              Executive Officer, Popular, Inc. (bank holding company) and
                                 Chairman, President and Chief Executive Officer, Banco
                                 Popular de Puerto Rico. Chairman, Board of Trustees,
                                 Fundacion Banco Popular; Director, Verizon Communications,
                                 Inc. and Telecomunicaciones de Puerto Rico, Inc.; member of the Compensation and Benefits and Nominating and Governance
                                 Committees
      RICHARD L. CARRION

                                 Director since 1997; age 54; President since July 2000 and
            [PHOTO]              Chief Executive Officer since May 2001; previously Chief
                                 Operating Officer of the Corporation since July 2000 and
                                 Executive Vice President of the Corporation since September
                                 1997; previously President of Wyeth-Ayerst Global
                                 Pharmaceuticals from March 1997; President of Wyeth-Ayerst
                                 Laboratories, 1993 to March 1997; member of the Executive
                                 Committee of the Board and Chairman of the Management,
                                 Law/Regulatory Review, Human Resources and Benefits,
                                 Operations and Retirement Committees of the Corporation
         ROBERT ESSNER



                                 Director since 1987; age 65; Dean, Fordham University School
            [PHOTO]              of Law since 1982; Director, Sentinel Group Funds, Inc. and
                                 Sentinel Pennsylvania Tax Free Trust; Chairman of the Audit
                                 Committee and member of the Compensation and Benefits
                                 Committee
        JOHN D. FEERICK

                                 Director since 1995; age 62; Retired President and Chief
            [PHOTO]              Executive Officer, Blue Cross Blue Shield of Kansas City,
                                 Inc.; former Chairman, Johnson & Higgins of Missouri, Inc.;
                                 former Chairman and Chief Executive Officer, The Continental
                                 Corporation; Director, Hallmark Cards, Inc., Crown Media
                                 Holdings, Inc. and Businessmen's Assurance Company; Chairman
                                 of the Nominating and Governance Committee and member of the
                                 Compensation and Benefits and Audit Committees
       JOHN P. MASCOTTE

                                 Director since 1995; age 58; Chairman and Professor,
            [PHOTO]              Department of Obstetrics and Gynecology, Stanford University
                                 School of Medicine since 1990; Director, Quidel Corporation and ChromaVision, Inc.; member of the Corporate Issues and
                                 Audit Committees
 MARY LAKE POLAN, M.D., PH.D.,
             M.P.H.

                                 Director since 1996; age 55; President and Co-Chief
            [PHOTO]              Executive Officer, Verizon Communications, Inc.
                                 (telecommunications company); Director, Verizon
                                 Communications, Inc., Honeywell International Inc., CVS
                                 Corporation, Boston Properties, Inc. and Viacom, Inc.;
                                 member of the Executive, Corporate Issues, and Nominating
                                 and Governance Committees
      IVAN G. SEIDENBERG

                                 Director since 2000; age 66; Retired Chairman of the Board,
            [PHOTO]              The Chase Manhattan Corporation; Director, Exxon Mobil
                                 Corporation and Verizon Communications, Inc.; member of the
                                 Compensation and Benefits and Nominating and Governance
                                 Committees
       WALTER V. SHIPLEY

                                 Director since 1980; age 64; Chairman of the Board,
            [PHOTO]              previously Chairman of the Board and Chief Executive Officer of the Corporation since 1986 (additional title of President from 1981 to 1990 and 1994 to July 20, 2000); Director,
                                 Honeywell International Inc., J.P. Morgan Chase & Co. and
                                 Verizon Communications, Inc.; Chairman of the Executive
                                 Committee of the Board and EX OFFICIO member of the
                                 Management, Law/Regulatory Review, Human Resources and
                                 Benefits, Operations and Retirement Committees of the
                                 Corporation
       JOHN R. STAFFORD


                                 Director since 1982; age 62; Partner, Core Capital Group;
            [PHOTO]              former Chairman and CEO, Fortune Bancorp; former Chairman of the Board, President and Chief Executive Officer, CalFed
                                 Inc.; former President, Manufacturers Hanover Corporation
                                 and Manufacturers Hanover Trust Company; Director, Heartland
                                 Technology, Inc.; member of the Corporate Issues and Audit
                                 Committees
      JOHN R. TORELL III

COMMITTEES

    The Board of Directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee and a Corporate Issues Committee. Each such committee consists solely of non-employee members of the Board of Directors.

    The Audit Committee, whose current members are Dean Feerick, Chairman, and Messrs. Alexander, Mascotte and Torell, and Dr. Polan, held two meetings in 2001. This Committee recommends the firm of independent public accountants engaged each year as the Corporation's principal independent public accountants, subject to the approval of the Board of Directors and ratification by the stockholders, and undertakes such reviews of the Corporation's financial affairs as the Committee deems appropriate as more fully described below under the caption "REPORT OF THE AUDIT COMMITTEE" and in Appendix A attached hereto.

    The Compensation and Benefits Committee, whose current members are Mr. Bennack, Chairman, Dean Feerick and Messrs. Carrion, Mascotte and Shipley held five meetings in 2001. This Committee recommends to the Board of Directors the salaries of the officers of the Corporation and administers the Corporation's Management Incentive Plan, Stock Option and Incentive Plans and Performance Incentive Awards and oversees other benefit plans.

    The Nominating and Governance Committee, whose current members are Mr. Mascotte, Chairman, and Messrs. Bennack, Carrion, Seidenberg and Shipley, held two meetings in 2001. This Committee recommends the director-nominees contained in the Proxy Statement, considers candidates for director vacancies and such other management matters as may be presented to it by the Chairman. Stockholders may submit names of qualified candidates along with detailed information on their backgrounds to the Corporate Secretary for referral to the Committee. Nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

    The Corporate Issues Committee, whose current members are Mr. Alexander, Chairman, Messrs. Seidenberg and Torell and Dr. Polan, reviews the policies and programs of the Corporation and makes recommendations to the Board of Directors as appropriate on public issues that affect the Corporation. It held two meetings in 2001.

    The Board of Directors also has an Executive Committee which is authorized, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board of Directors except those that are required by law or the Corporation's Restated Certificate of Incorporation or By-laws to be performed or exercised by the Board of Directors acting as a whole. Its current members are Mr. Stafford, Chairman, and Messrs. Bennack, Essner and Seidenberg. It held no meetings in 2001.

DIRECTORS' FEES; ATTENDANCE

    Messrs. Stafford and Essner were employees of the Corporation for all of 2001 and therefore received no remuneration for serving on the Board of Directors. The other directors were entitled to receive an annual retainer of $45,500, a fee of $9,000 for Committee service and a meeting fee of $1,050 for each Board or Committee meeting attended in 2001. In 2001, each Committee Chairman received an additional fee of $5,000. There were 7 Board meetings in 2001. The total fees paid in 2001 (including amounts deferred) to the nine non-employee directors was $629,150.

    In addition, each director who is not an employee or former employee of the Corporation is entitled to receive an initial grant of 800 shares of restricted stock and subsequent grants of 800 shares of restricted stock up to a total of 4,000 shares of restricted stock over a period of five years, subject to the terms and conditions of the 1994 Restricted Stock Plan for Non-Employee Directors. Under the Corporation's Stock Option Plan for Non-Employee Directors, directors who are not current or former employees of the Corporation or any of its subsidiaries or affiliates will receive an annual grant of stock options (currently 4,000 options per year) on the date of the Corporation's Annual Meeting. The exercise price of each of the options is the fair market value on the date the option is granted. The options become exercisable on the date of the next Annual Meeting or earlier in the event of the termination of the optionee's service as a director due to death, disability or retirement, provided in each case that the optionee has completed at least two years of continuous service as a director at the time of exercise or termination as the case may be. Each of the 1994 Restricted Stock Plan for Non-Employee Directors and the Stock Option Plan for Non-Employee Directors provides for acceleration of vesting of awards in the event of a change in control of the Corporation.

    Pursuant to the Directors' Deferral Plan, directors' fees may be deferred in amounts specified by each non-employee director. The deferred amounts accrue interest at a deemed rate or may be allocated to phantom stock units under the Plan. In addition, under this Plan, each non-employee director serving on the Board as of May 1, 1997 was credited with phantom stock units in an amount equal to the actuarial equivalent of the amount that, under the former retirement plan (which was terminated as of such date), would have been due to such director at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with 10 years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the then current value of such units. Phantom stock units for both the retirement and deferred accounts accrue deemed dividends which are computed quarterly and credited in additional units to each director's account under the Plan. In addition, the Directors' Deferral Plan contains a change in control provision which, in the event of a change in control transaction, would accelerate vesting of any unvested sums under the Plan and would permit acceleration of scheduled payments to a single lump sum if elected (subject to a 6% penalty).

    During 2001, each member of the Corporation's Board of Directors attended at least 75% of the total meetings of the Board and the Committees of which such director was a member.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Wyeth's officers and directors, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. (The Corporation is not aware of any beneficial owner of more than 10 percent of its Common Stock.)

    Based solely upon a review of the copies of the forms furnished to Wyeth, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that all filing requirements applicable to its officers and directors were complied with during the 2001 fiscal year.

          SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The table below reflects the number of shares of Wyeth Common Stock beneficially owned as of February 1, 2002 by each director of the Corporation and each named executive listed in the Summary Compensation Table and the number of shares beneficially owned by all directors and executive officers of the Corporation as a group (with options exercisable within 60 days listed separately).

    All directors and named executives disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of Wyeth's Preferred Stock.

                                                            COMMON          EXERCISABLE       PERCENT
NAME OF BENEFICIAL OWNER                                     STOCK            OPTIONS         OF CLASS
------------------------                                  -----------       -----------       --------

    DIRECTORS
Clifford L. Alexander, Jr...............................      5,190(1)           6,000            *
Frank A. Bennack, Jr....................................     16,590(1)           6,000            *
Richard L. Carrion......................................      1,625(2)              --            *
Robert Essner...........................................    102,529(3)         608,133            *
John D. Feerick.........................................      4,990(1)           6,000            *
John P. Mascotte........................................      8,190(1)           6,000            *
Mary Lake Polan, M.D., Ph.D., M.P.H.....................      5,070(1)(10)       6,000            *
Ivan G. Seidenberg......................................      5,159(1)           6,000            *
Walter V. Shipley.......................................      3,618(2)              --            *
John R. Stafford........................................    634,658(4)         825,928            *
John R. Torell III......................................     11,797(1)           6,000            *

    NAMED EXECUTIVES
Louis L. Hoynes, Jr.....................................     85,426(5)         283,899            *
Bernard J. Poussot......................................     42,261(6)         196,199            *
L. Patrick Gage.........................................     24,511(7)         193,599            *
Kenneth J. Martin.......................................     38,062(8)         145,932            *
All executive officers and directors as a group (23
  persons)..............................................  1,260,932(9)       3,376,849            *

------------------------

  * Less than one percent (1%); including exercisable options.

(1) Includes 4,000 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust for the benefit of certain executive officers and non-employee directors of the Corporation under which such officers and directors have sole voting power but do not have dispositive power except in certain limited circumstances (the "Restricted Stock Trust").

(2) Includes 1,600 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors held by the Restricted Stock Trust.

(3) Includes 15,516 shares owned jointly with Mrs. Essner, and 39,092 shares held by the Restricted Stock Trust.

(4) Includes (i) 18,240 shares owned by Mrs. Stafford, and 148,633 shares held by the Restricted Stock Trust; and (ii) 117,694 shares owned by a charitable foundation of which Mr. and Mrs. Stafford are trustees (of which Mr. Stafford disclaims beneficial ownership).

(5) Includes 23,462 shares held by the Restricted Stock Trust.

(6) Includes 7,740 shares held by the Restricted Stock Trust.

(7) Includes 12,676 shares held by the Restricted Stock Trust.

(8) Includes 10,772 shares held by the Restricted Stock Trust.

(9) Includes 310,554 shares held by the Restricted Stock Trust.

(10) Includes 50 shares held by a member of Dr. Polan's immediate family. Dr. Polan disclaims beneficial ownership of these shares.

                     BENEFICIAL OWNERSHIP OF 5% STOCKHOLDER

    The following table reports beneficial ownership of Common Stock of the only persons known by the Corporation to beneficially own more than 5% of its Common Stock based upon statements on Schedule 13G filed with the Securities and Exchange Commission.

                                                                                      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                               COMMON STOCK       OF CLASS
------------------------------------                               ------------       --------
FMR Corp....................................................       71,983,998(a)        5.46%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109

------------------------

(a) In a Schedule 13G filing made by FMR Corp. ("FMR") on February 13, 2002, FMR, Edward C. Johnson 3d and Abigail P. Johnson reported that, as of December 31, 2001: (i) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 66,045,118 shares of the Common Stock of the Corporation and Edward C. Johnson 3d and FMR through its control of Fidelity and the funds controlled by Fidelity each has the sole power to dispose of these shares but does not vote the shares (which are voted by each applicable fund's Board of Trustees);
    (ii) Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR, and a bank as defined in the Securities Exchange Act of 1934 is the beneficial owner of 4,037,180 shares of the Common Stock of the Corporation as a result of serving as investment manager of institutional accounts; Edward C. Johnson 3d and FMR, through its control of Fidelity Trust, each has sole dispositive power over 4,037,180 shares and sole power to vote or to direct the voting of 3,490,900 shares and no power to vote or direct the voting of 546,280 shares owned by the institutional accounts;
    (iii) Strategic Advisers, Inc. ("Strategic Advisers"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory and management services to individuals but it does not have the sole power to vote or direct the voting of certain securities held for clients although it has sole dispositive power over such securities and therefore FMR's ownership includes 20,935 shares of Common Stock of the Corporation beneficially owned by Strategic Advisers; and (iv) Fidelity International Limited ("FIL"), representing various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies (the "International Funds") and certain institutional investors, is the beneficial owner of 1,880,765 shares of the Common Stock of the Corporation and, although FIL is partially owned by Edward C. Johnson 3d and members of his family, FIL has the sole power to vote and dispose of these shares.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid for the years 1999-2001 to the Corporation's Chief Executive Officer (including Mr. Stafford who served as Chief Executive Officer for part of 2001) and the four other most highly paid executive officers.

                                                                       LONG-TERM COMPENSATION
                                                                ------------------------------------
                                                                               SECURITIES
                                   ANNUAL COMPENSATION           RESTRICTED    UNDERLYING
                             --------------------------------      STOCK        OPTIONS       LTIP      ALL OTHER
                                         SALARY       BONUS        AWARDS       GRANTED     PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)(1)      ($)(1)          $            (#)        ($)(2)       ($)(3)
---------------------------  --------   ---------   ---------   ------------   ----------   --------   ------------
John R. Stafford (4).....      2001     1,760,000   1,968,000        --         630,000     724,283     1,268,248
Chairman of the Board          2000     1,640,000   1,968,000        --         630,000           0       794,164
                               1999     1,560,000     702,000        --         533,400     849,234       981,884

Robert Essner (4)........      2001     1,116,667   1,675,001   2,091,413(5)    990,000     298,868        66,237
President and Chief            2000       814,743     978,000        --         207,000           0        21,285
Executive Officer              1999       725,000     326,250        --         177,800     214,453        21,750

Louis L. Hoynes, Jr......      2001       640,000     740,000        --         126,000     150,780       143,696
Executive Vice President       2000       567,898     653,000        --         112,500           0        91,283
and General Counsel            1999       505,000     404,000        --          97,600     120,094       113,246

Bernard J. Poussot (6)...      2001       631,800     750,000        --         126,000     150,780        18,954
Senior Vice President

L. Patrick Gage (6)......      2001       629,793     700,000        --         126,000     150,780        18,894
Senior Vice President,
Science & Technology

Kenneth J. Martin (7)....      2001       497,000     600,000        --         112,500     113,085        30,281
Senior Vice President and      2000       452,833     498,000        --          88,000           0        13,585
Chief Financial Officer

--------------------------

(1) Pursuant to the Wyeth Deferred Compensation Plan, Mr. Stafford deferred until after retirement portions of his base salary in each of 2001, 2000 and 1999 and his entire 2001, 2000 and 1999 cash bonuses; Mr. Essner deferred until after retirement portions of his 2001 and 2000 base salaries, his entire 2001 cash bonus (which is deferred until 2007) and his entire 2000 cash bonus; Mr. Hoynes deferred until after retirement his entire 2001 and 2000 cash bonuses; Mr. Poussot deferred until after retirement part of his 2001 cash bonus; Dr. Gage deferred until after retirement part of his 2001 cash bonus; and Mr. Martin deferred until after retirement part of his 2001 base salary and his entire 2001 and 2000 cash bonuses.

(2) Amounts shown for 2001 represent the Restricted Stock Performance Awards made in 1998 under the Corporation's 1996 Stock Incentive Plan (the "1998 Awards"). The 1998 Awards were composed of units subject to conversion to shares of Restricted Stock based on the Corporation's performance during the year 2000. For 2000, each named executive officer was entitled to be credited with shares of Restricted Stock in an amount equal to 0%-125% of the target number of units subject to the 1998 Awards based upon the Corporation's achievement of a target level of earnings per share ("EPS") for such year. (The target number of units covered by the 1998 Awards for each of the named executive officers was 13,450 for Mr. Stafford, 5,550 for Mr. Essner, 2,800 for Mr. Hoynes, 2,800 for Mr. Poussot, 2,800 for Dr. Gage and 2,100 for Mr. Martin.) Based upon the Corporation's EPS for 2000, 100% of the 1998 Awards were converted to Restricted Stock in 2001. Since less than 125% of the 1998 Award was earned, the unearned portion of the 1998 Award will remain eligible for conversion if the Corporation's total shareholder return for the performance years 2000-2002 ranks in the top three when compared to that of the peer group listed in this Proxy Statement. In addition, similar Restricted Stock Performance Awards were made to the named executive officers in 1999 and 2000 composed of the following respective target numbers of restricted stock units, which units are subject to conversion based upon the achievement of target levels of EPS for 2001 and 2002, respectively, and/or a corresponding total shareholder return test: 16,650 and 43,315 for Mr. Stafford, 5,550 and 14,232 for Mr. Essner, 3,050 and 7,735 for Mr. Hoynes, 3,050 and 8,168 for
    Mr. Poussot, 3,050 and 8,168 for Dr. Gage and 6,807 and 6,806 for
    Mr. Martin. Based upon the Corporation's EPS for 2001, 125% of each target award made in 1999 were converted to Restricted Stock in 2002. Also in 2002, 125% of each target award made in 1997 (which were not earned in 1999 but remained eligible for conversion) was converted to Restricted Stock in 2002 due to the fact that the Corporation's cumulative total shareholder return (I.E., stock price including reinvestment of dividends) for the years 1999 through 2001 ranked in the top three of the peer group companies listed in this Proxy Statement). See the Long-Term Incentive Plan Awards Table in this Proxy Statement for similar awards made in 2001.

(3) Represents contributions made by the Corporation under its Savings Plan and Supplemental Employee Savings Plan (the Corporation matches up to 50% of the first 6% of compensation contributed by the employee). The amounts shown for Messrs. Stafford, Essner, Hoynes and Martin, also include $1,215,448, $32,737, $124,496 and $15,371, respectively, for above-market interest (equal to 3.22%) earned but not paid during 2001 on deferred compensation.

(4) Effective May 1, 2001, Mr. Essner became the Chief Executive Officer of the Corporation. In 2001, Mr. Stafford served as Chief Executive Officer from January 1, 2001 until May 1, 2001 and will remain Chairman of the Board of Directors until December 31, 2002.

(5) Represents a special retention Restricted Stock Award of 33,624 units made on June 21, 2001 in conjunction with Mr. Essner's promotion which will be converted to shares of Common Stock on June 21, 2004; however, units will generally be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately) unless otherwise determined by the Committee.
    Mr. Essner will not be entitled to vote or receive dividends until the units are converted to Common Stock. The closing market price on the date of grant was $62.20. At December 31, 2001, Mr. Essner held 33,624 shares of restricted stock (other than deferred shares held in the Restricted Stock Trust) which are valued at $2,063,169 based on the closing market price of the Corporation's Common Stock at December 31, 2001 which was $61.36.

(6) Mr. Poussot and Dr. Gage each became executive officers of the Corporation on January 23, 2001.

(7) Mr. Martin became an executive officer of the Corporation on February 1, 2000.

                              OPTION GRANTS TABLE

    The following table provides information on option grants in 2001 to the named executive officers.

                           INDIVIDUAL GRANTS IN 2001

                                       NUMBER OF
                                       SECURITIES       % OF TOTAL
                                       UNDERLYING        OPTIONS      EXERCISE                 GRANT DATE
                                        OPTIONS         GRANTED TO    PRICE PER                 PRESENT
                                        GRANTED        EMPLOYEES IN     SHARE     EXPIRATION     VALUE
NAME                                     (#)(1)            2001        ($)(2)        DATE        ($)(3)
----                                   ----------      ------------   ---------   ----------   ----------
John R. Stafford.....................   630,000             2.2        56.5250    April 2011   15,157,800
Robert Essner........................   360,000             1.3        56.5250    April 2011    8,661,600
                                        630,000(4)          2.2        62.4000     June 2011   16,367,400
Louis L. Hoynes, Jr..................   126,000              .4        56.5250    April 2011    3,031,560
Bernard J. Poussot...................   126,000              .4        56.5250    April 2011    3,031,560
L. Patrick Gage......................   126,000              .4        56.5250    April 2011    3,031,560
Kenneth J. Martin....................   112,500              .4        56.5250    April 2011    2,706,750

------------------------

(1) These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (April 26, 2001) (except that such options may be exercised earlier in the case of the optionee's retirement, disability or death). The options are transferable at the election of each named executive officer to members of the executive's family or to a trust or other entity solely for the benefit of such family members.

(2) The exercise price is the mean stock price on the date of grant.

(3) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Corporation's Common Stock. The estimates were developed using the Black-Scholes option pricing model incorporating the following assumptions: exercise prices on the options of $56.5250 and $62.4000, respectively, equal to the fair market value of the underlying stock on the dates of grant (April 26, 2001 and June 21, 2001, respectively); an option term of 10 years; interest rates of 5.14 and 5.28 percent, respectively, that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 45.13 and 44.81 percent, respectively, calculated using daily stock prices for a three-year period prior to the grant date; dividends at the rate of $0.92 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; reductions of approximately 7.83 and 11.53 percent, respectively, to reflect the probability of forfeiture due to termination prior to vesting and approximately 9.51 and 9.39 percent, respectively, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Corporation's common stock over the exercise price on the date the option is exercised.

(4) Mr. Essner also received a special retention grant of 630,000 options on June 21, 2001 in conjunction with his promotion which will become exercisable on June 21, 2004 (except that such options may be exercised earlier in the case of the optionee's retirement, disability or death). The options are transferable to members of Mr. Essner's family or to a trust or other entity solely for the benefit of such family members.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

    The following table discloses the options that were exercised by or are attributable to the named executive officers during 2001 and sets forth the number and value of their unexercised options at year-end.

                                AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END
                                                  OPTION VALUES
                           -----------------------------------------------------------              VALUE OF
                                                                      NUMBER OF                   UNEXERCISED
                                                                SECURITIES UNDERLYING             IN-THE-MONEY
                                                                UNEXERCISED OPTIONS AT             OPTIONS AT
                             SHARES                               DEC. 31, 2001 (#)            DEC. 31, 2001 ($)
                           ACQUIRED ON         VALUE                 EXERCISABLE*                 EXERCISABLE*
NAME                       EXERCISE(#)      REALIZED($)            UNEXERCISABLE**             UNEXERCISABLE**(1)
----                       -----------      -----------         ----------------------         ------------------
John R. Stafford.....        950,000(2)     34,800,480(2)             1,431,359*(4)                20,423,805*(4)
                                                                      1,227,801**(5)                5,047,854**(5)
Robert Essner........         --                --                      713,333*                   12,577,011*
                                                                      1,187,267**                   2,398,336**
Louis L. Hoynes,
  Jr.................         85,200(3)      3,130,137(3)               283,899*                    3,420,543*
                                                                        233,601**                     966,675**
Bernard J. Poussot...         --                --                      196,199*                    1,257,327*
                                                                        237,801**                     986,693**
L. Patrick Gage......         --                --                      193,599*                    1,191,960*
                                                                        237,801**                     986,693**
Kenneth J. Martin....         --                --                      154,532*                    1,108,435*
                                                                        196,168**                     823,556**

------------------------

(1) The amounts given are based on the closing market price of the Corporation's Common Stock at December 31, 2001 which was $61.36. The closing market price on March 1, 2001 was $64.85.

(2) Represents exercises of options (i) granted in 1995, covered 750,000 shares, at an exercise price of $19.0625 per share (market value on date of grant) and (ii) granted in 1996, covered 200,000 shares, at an exercise price of $26.5313 per share (market value on date of grant).

(3) Represents exercises of options granted in 1996 and covering 85,200 shares at an exercise price of $26.5313 per share (market value on date of grant).

(4) Includes options covering 428,460 and 176,971 shares of Common Stock which were transferred in each of 1998 and 1999, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

(5) Includes options covering 88,098 shares of Common Stock which were transferred in 1999, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on Restricted Stock Performance Awards granted in 2001 to the named executive officers.

                                                                                   ESTIMATED FUTURE PAYOUTS
                                                                                        UNDER NON-STOCK
                                                                                       PRICE-BASED PLANS
                                       NUMBER OF        PERFORMANCE OR    -------------------------------------------
                                    SHARES, UNITS OR     OTHER PERIOD       BELOW
                                      OTHER RIGHTS     UNTIL MATURATION   THRESHOLD   THRESHOLD    TARGET    MAXIMUM
NAME                                     (#)(1)           OR PAYOUT          (#)         (#)        (#)        (#)
----                                ----------------   ----------------   ---------   ---------   --------   --------
John R. Stafford..................       39,759              2003           --         29,819      39,759     49,699
Robert Essner.....................       22,719              2003           --         17,039      22,719     28,399
Louis L. Hoynes, Jr...............        7,952              2003           --          5,964       7,952      9,940
Bernard J. Poussot................        7,952              2003           --          5,964       7,952      9,940
L. Patrick Gage...................        7,952              2003           --          5,964       7,952      9,940
Kenneth J. Martin.................        7,100              2003           --          5,325       7,100      8,875

------------------------

(1) Represents Restricted Stock Performance Awards (the "2001 Awards") made in 2001 under the Corporation's 1999 Stock Incentive Plan. These 2001 Awards are composed of units which may be converted to a number of shares of Restricted Stock (one share per unit) equal to 0%-125% of the Target amounts of the 2001 Award based upon the Corporation's performance in 2003. The Target amount will be earned if 97.5%-102.5% of the target EPS is achieved; the Threshold amount will be earned if 92.5%-97% of the target EPS is achieved; and the maximum amount will be earned if more than 102.5% of the target EPS is achieved. In the event that less than 125% of the award is earned, the balance will remain eligible for conversion if the Corporation's total shareholder return for the performance years 2003-2005 ranks in the top three when compared to that of the peer group listed in this Proxy Statement (as such group may be amended in the Committee's discretion due to mergers, consolidations or other appropriate circumstances). During the restricted period ending when target amounts are earned and converted to shares of Common Stock, all units will generally be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately and the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

                               PENSION PLAN TABLE

    The Corporation has three non-contributory defined benefit retirement plans in which the named executives participate. One of these plans (the "Qualified Plan") is qualified under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The other two plans are non-qualified supplemental retirement plans. The Supplemental Executive Retirement Plan ("SERP") provides the amount of retirement benefit which cannot be paid from the Qualified Plan due to certain Code restrictions. The aggregate benefits payable under the Qualified Plan and SERP are determined based upon average final compensation (the total amount of an employee's compensation for the five calendar years during which such employee's compensation was the highest out of the 10 year period of service ending with such employee's early or normal retirement date, divided by five). The Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon average final compensation (the total amount of an employee's compensation for the three calendar years during which such employee's compensation was the highest out of the 10 year period of service ending with such employee's early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by the Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in the Qualified Plan and SERP.

                                                                 YEARS OF SERVICE
                                                 -------------------------------------------------
FINAL 3-YEAR AVERAGE EARNINGS                        15           20           25         30(1)
-----------------------------                    ----------   ----------   ----------   ----------
$ 900,000.....................................      270,000      360,000      450,000      540,000
 1,000,000....................................      300,000      400,000      500,000      600,000
 1,100,000....................................      330,000      440,000      550,000      660,000
 1,200,000....................................      360,000      480,000      600,000      720,000
 1,300,000....................................      390,000      520,000      650,000      780,000
 1,400,000....................................      420,000      560,000      700,000      840,000
 1,500,000....................................      450,000      600,000      750,000      900,000
 1,600,000....................................      480,000      640,000      800,000      960,000
 1,700,000....................................      510,000      680,000      850,000    1,020,000
 1,800,000....................................      540,000      720,000      900,000    1,080,000
 1,900,000....................................      570,000      760,000      950,000    1,140,000
 2,000,000....................................      600,000      800,000    1,000,000    1,200,000
 2,100,000....................................      630,000      840,000    1,050,000    1,260,000
 2,200,000....................................      660,000      880,000    1,100,000    1,320,000
 2,300,000....................................      690,000      920,000    1,150,000    1,380,000
 2,400,000....................................      720,000      960,000    1,200,000    1,440,000
 2,500,000....................................      750,000    1,000,000    1,250,000    1,500,000
 2,600,000....................................      780,000    1,040,000    1,300,000    1,560,000
 2,700,000....................................      810,000    1,080,000    1,350,000    1,620,000
 2,800,000....................................      840,000    1,120,000    1,400,000    1,680,000
 2,900,000....................................      870,000    1,160,000    1,450,000    1,740,000
 3,000,000....................................      900,000    1,200,000    1,500,000    1,800,000
 3,100,000....................................      930,000    1,240,000    1,550,000    1,860,000
 3,200,000....................................      960,000    1,280,000    1,600,000    1,920,000
 3,300,000....................................      990,000    1,320,000    1,650,000    1,980,000
 3,400,000....................................    1,020,000    1,360,000    1,700,000    2,040,000
 3,500,000....................................    1,050,000    1,400,000    1,750,000    2,100,000
 3,600,000....................................    1,080,000    1,440,000    1,800,000    2,160,000
 3,700,000....................................    1,110,000    1,480,000    1,850,000    2,220,000
 3,800,000....................................    1,140,000    1,520,000    1,900,000    2,280,000
 3,900,000....................................    1,170,000    1,560,000    1,950,000    2,340,000
 4,000,000....................................    1,200,000    1,600,000    2,000,000    2,400,000
 4,100,000....................................    1,230,000    1,640,000    2,050,000    2,460,000
 4,200,000....................................    1,260,000    1,680,000    2,100,000    2,520,000
 4,300,000....................................    1,290,000    1,720,000    2,150,000    2,580,000
 4,400,000....................................    1,320,000    1,760,000    2,200,000    2,640,000
 4,500,000....................................    1,350,000    1,800,000    2,250,000    2,700,000

------------------------

(1) Plans recognize up to 30 years of credited service only.

    The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 2001 ($1,760,000 for Mr. Stafford, $950,000 for Mr. Essner, $640,000 for Mr. Hoynes, $631,800 for Mr. Poussot, $626,400 for Dr. Gage, and $497,000 for Mr. Martin) plus the 2000 annual bonus for a total of $3,728,000 for Mr. Stafford, $1,928,000 for Mr. Essner, $1,293,000 for Mr. Hoynes, $1,259,300 for Mr. Poussot, $1,248,400
for Dr. Gage, and $995,000 for Mr. Martin.

    The years of service (in nearest years) as of December 31, 2001 for the named executives are as follows: Mr. Stafford, 32 years; Mr. Essner, 12 years; Mr. Hoynes, 11 years; Mr. Poussot, 15 years; Dr. Gage, 12 years (10 years of which are recognized under the benefit formula illustrated in the table above); and Mr. Martin, 17 years.

    The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

                               PERFORMANCE GRAPH

    The following graph shows the value as of December 31, 2001 of a $1,000 investment in the Corporation's Common Stock made on December 31, 1996 (with dividends reinvested), as compared with similar investments based on (i) the value of the S & P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation and Wyeth, in each case on a "total return" basis assuming reinvestment of dividends. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
Wyeth Common Stock   1000.00   1335.70   2001.90   1419.90   2335.80   2290.50
S&P 500 Index        1000.00   1333.20   1713.40   2073.50   1884.60   1661.60
Peer Group Index     1000.00   1551.85   2355.62   2049.62   2798.45   2370.29

                      EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information about the Corporation's common stock that may be issued upon the exercise of options and rights under all of the Corporation's existing equity compensation plans as of December 31, 2001, including the 1985 Stock Option Plan, the 1990, 1993, 1996 and 1999 Stock Incentive Plans, the 1994 Restricted Stock Plan for Non-Employee Directors, the Management Incentive Plan and the Stock Option Plan for Non-Employee Directors. The table does not include information about the proposed 2002 Stock Incentive Plan which has not yet been approved by stockholders and no grants have been made under the 2002 Plan.

                                                                                   NUMBER OF SECURITIES
                                                                                   REMAINING AVAILABLE
                                          NUMBER OF                                FOR FUTURE ISSUANCE
                                       SECURITIES TO BE              WEIGHTED          UNDER EQUITY
                                         ISSUED UPON                 AVERAGE        COMPENSATION PLANS
                                         EXERCISE OF              EXERCISE PRICE   EXCLUDING SECURITIES
                                         OUTSTANDING              OF OUTSTANDING       REFLECTED IN
                                      OPTIONS AND RIGHTS             OPTIONS          IN COLUMN (A)
PLAN CATEGORY                               (A)(#)                    (B)($)              (C)(#)
-------------                         ------------------          --------------   --------------------
Equity Compensation
Plans Approved by
Stockholders........................       101,360,594(1)(2)           48.56            19,974,293(2)

Equity Compensation
Plans Not Approved by
Stockholders........................            78,000(3)              58.88               172,000

TOTAL...............................       101,438,594                 48.57            20,146,293

------------------------

(1) Issued under the Corporation's 1985 Stock Option Plan, 1990, 1993, 1996 and 1999 Stock Incentive Plans and 1994 Restricted Stock Plan for Non-Employee Directors.

(2) Also, includes shares of Common Stock underlying outstanding awards under the Corporation's Management Incentive Plan which will vest upon retirement of each participant who elected to defer awards until retirement. These awards will be paid in shares of Common Stock. No additional awards are being made under the Management Incentive Plan which has been replaced by the Corporation's Performance Incentive Award Program.

(3) Issued under the Corporation's Stock Option Plan for Non-Employee Directors which is described below.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    The Corporation's Stock Option Plan for Non-Employee Directors was adopted in 1999 by the Board of Directors, effective as of March 2, 1999, to attract and retain qualified persons who are not employees or former employees of the Corporation or any of its subsidiaries or affiliates for service as members of the Board of Directors by providing such members with an interest in the Corporation's success and progress by granting them ten-year term non-qualified options to purchase Common Stock. Under the Plan, directors who are not current or former employees of the Corporation or any of its subsidiaries or affiliates will receive an annual grant of stock options on the date of the Corporation's Annual Meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next Annual Meeting or earlier in the event of the termination of the optionee's service as a director due to death, disability or retirement, provided in each case, that the optionee has completed at least two years of continuous service as a director at the time of exercise or termination as the case may be. The number of shares of the Corporation's

Common Stock that may be purchased under each annual option grant was 4,000 in 2001, subject to adjustment for subsequent grants. The Stock Option Plan for Non-Employee Directors provides for acceleration of vesting of awards in the event of a change in control. The maximum number of shares of Common Stock which may be granted under the Plan is 250,000 shares.

         CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

    The Corporation has entered into severance agreements with its executive officers, including each of the executive officers named in the Summary Compensation Table in this Proxy Statement, which are intended to provide for continuity of management in the event of a change in control of the Corporation. The agreements continue through December 31, 2002 and provide that they are to be automatically extended in one year increments, unless, not later than September 30 in any year, the Corporation has given prior notice of termination. In such event, each of the agreements will continue to be effective until the end of its then remaining term. However, if a "change in control" (as defined in the agreements) occurs, the agreements will continue in effect for a period of 36 months beyond such change in control. A change in control as so defined would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Corporation's voting securities; (ii) the consummation of any merger or business combination of the Corporation, sale or lease of the Corporation's assets or any similar transaction, unless in any case the stockholders of the Corporation retain at least 65% of the resulting entity; or (iii) a majority of the Corporation's directors are replaced during a two-year period.

    If, following a change in control, the covered executive officer is terminated by the Corporation for any reason, other than for disability or for cause (as defined in the agreements), or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a lump sum severance payment equal to three times the sum of (a) the executive's then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year ("Bonus"), and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock made to such executive in the year prior to the change in control or, if higher, thereafter through termination. In addition, the executive would also receive a pro-rated Bonus, calculated through the date of termination. During the 90 day period following the anniversary of the change in control, a voluntary termination of employment by any of the covered executive officers will be deemed to constitute Good Reason.

    In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Corporation will "gross-up" the executive officer's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive's death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of the Corporation's Retirement Plan and, to the extent such executives participate therein, the Corporation's Supplemental Executive Retirement Plan and the Corporation's Executive Retirement Plan. Such benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

    For three years from the date of a covered termination, the Corporation would either continue the executive's coverage under the Corporation's welfare and fringe benefit plans (but excluding the Corporation's disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, such executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by the Corporation will be secondary to any other medical coverage the executive may then have.

    In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive's employment under the terms of any plan, the executive will receive in respect of such terminated or forfeited stock awards or options, an amount equal to the sum of (i) the Cashout Value (as defined in the agreements) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options.

    Under the terms of the 1996 and 1999 Stock Incentive Plans (and the proposed 2002 Stock Incentive Plan which will be voted upon at the 2002 Annual Meeting), outstanding options become exercisable and restricted stock awards vest upon a Change in Control, as defined in such Plans.

    On March 6, 2001, the Corporation and Mr. Stafford entered into an agreement pursuant to which Mr. Stafford will serve as Chairman and Chief Executive Officer of the Corporation until May 1, 2001 and as Chairman of the Corporation until December 31, 2002. Thereafter, Mr. Stafford will render services to the Corporation as a consultant until December 31, 2007. Under the agreement, Mr. Stafford will continue to receive salary and short-term and long-term incentive compensation awards through December 31, 2002, in each case at a level that is not less than the highest level paid or granted to Mr. Stafford in any of the three calendar years ending on December 31, 2001. From January 1, 2003 to December 31, 2007, Mr. Stafford will receive from the Corporation an annual consulting fee of $250,000. During the term of the agreement, Mr. Stafford will also continue to receive certain benefits from the Corporation, including fringe benefits, expense reimbursement and participation in the Corporation's benefit plans. In the event Mr. Stafford were to be terminated without cause, Mr. Stafford would be entitled to all compensation that he would have received and all benefits to which he would have been entitled through the term of the agreement. The occurrence of a change of control (as defined in Mr. Stafford's severance agreement) will not have any effect on the obligations of the Corporation to continue to provide Mr. Stafford's compensation and benefits through the term of the agreement. The Corporation and Mr. Stafford also amended his severance agreement to clarify that the severance agreement will terminate on December 31, 2002, the date Mr. Stafford will cease to be an employee of the Corporation.

                           CERTAIN LEGAL PROCEEDINGS

    On January 14, 1998, the directors (other than Messrs. Essner, Carrion and Shipley), certain officers of the Corporation, a former director and officer of the Corporation and the Corporation itself (as a nominal defendant) were named in a stockholder derivative action filed in New Jersey Superior Court, Morris County (No. MRS-L-164-98). The suit seeks to recover any losses or damages sustained by the Corporation, as well as profits from the sale of stock by certain present and former officers and directors, as a result of alleged intentional, reckless or negligent breaches of fiduciary duty by the defendants. The suit alleges that the defendants made material misstatements or omissions regarding alleged adverse events associated with REDUX and/or PONDIMIN (and in particular an alleged association between those two products and valvular heart disease), exposing the Corporation to liability for personal injury lawsuits and securities claims. The defendants believe that this suit is without merit and intend to continue to defend the litigation vigorously.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Corporation's compensation policies applicable to its executive officers are administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors.

    These compensation policies are designed to enhance the overall strength and financial performance of the Corporation by aligning the financial interests of the Corporation's executive officers with those of its stockholders. The three primary components of executive compensation for 2001 were base salary, bonus and grants of stock options and Restricted Stock awards. The Committee recommends to the Board of Directors the salaries and bonuses of the executive officers and administers the Corporation's Stock Incentive Plans under which employee stock options are granted and Restricted Stock awards are made. Each of these primary components of executive compensation is reviewed for competitiveness in relation to a group of companies in the pharmaceutical industry by an independent consulting firm specializing in executive compensation.

BASE SALARY

    Base salaries for executive officers for 2001 were recommended by the Committee and approved by the Board of Directors in November 2000 (with subsequent increases based upon promotions of certain executive officers). In recommending these base salaries, the Committee considered that, among other things, pro forma worldwide net sales from continuing operations increased 13% for the 2000 third quarter, and 14% for the 2000 first nine months. Also, excluding the 1999 charge for the diet drug litigation, income and diluted earnings per share from continuing operations increased 18% for the 2000 third quarter, and excluding the fee received from the termination of the Warner Lambert merger agreement, the special charge relating to the market withdrawal of the ROTASHIELD product and the 1999 diet drug litigation charge, and including the $0.02 per share dilutive effect of common stock equivalents in 1999, income and diluted earnings per share from continuing operations for the 2000 first nine months increased 18% and 17%, respectively. Shareholder value significantly increased in 2000, while product approvals and new product indications continued to be received. The trial court approved the nationwide class action settlement of the diet drug litigation. The Corporation sold
60.5 million shares of Immunex Corporation common stock generating proceeds of approximately $2.4 billion. Finally in 2000, the Corporation continued to implement its strategic objectives through the sale of the Cyanamid agricultural products business for $3.8 billion in cash and by bolstering its commitment to genomics through agreements with Celera Genomics and Incyte Genomics to obtain commercial access to their genetic databases. The Committee reviewed base salaries recommended by Mr. John R. Stafford, Chairman and, at that time, Chief Executive Officer of the Corporation, for executive officers other than himself and determined the base salary recommendation for Mr. Stafford out of his presence. The Committee had also reviewed a report of an independent compensation consulting firm (a "Consultant") with respect to its survey of compensation information, which included information for all of the companies comprising the Peer Group Index appearing on the Performance Graph in this Proxy Statement. The Consultant's report indicated that, overall, the proposed base salaries were consistent with the 75th percentile of the peer group companies.

2001 PERFORMANCE INCENTIVE AWARDS

    In determining the amounts of the 2001 discretionary cash Performance Incentive Awards granted to executive officers, the Chairman (in compliance with Mr. Stafford's Employment Agreement), and the Chief Executive Officer in relation to 2001 performance, the Committee took into account a number of factors, including the performance-related factors described below under "Relationship of Corporate Performance to Executive Compensation," and individual performance and achievement.

The Committee also reviewed a Consultant's report which for 2001 indicated that, overall, the 2001 Performance Incentive Awards together with base salaries would be near the 75th percentile of the peer group companies. In addition, the Committee considered, among other things, the amounts of bonuses previously made to each such officer.

STOCK INCENTIVE PLAN GRANTS

    In contrast to salary and cash bonuses, the value to each executive officer of the stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder-approved stock incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for the Corporation's Common Stock, the options are valueless.

    Annual grants are made to executive officers based on salary, responsibility and performance of the individual officer. (Mr. Stafford's grant complies with his Employment Agreement.) Grants made in 2001 will generally become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of the Corporation, in which cases the options become immediately exercisable. However, in conjunction with Mr. Essner's promotion to Chief Executive Officer in May 2001, Mr. Essner received a special option grant which will become exercisable on the third anniversary of the date of grant.

    The options granted to the named executives by the Committee each have an exercise price per share equal to the mean market price on the date of grant which was $56.525 (April 2001) except in the case of Mr. Essner's special option grant made in June 2001 which has an exercise price of $62.40.

    In furtherance of the goal of aligning the interests of management with those of the stockholders, in April 2001 the Committee also made Restricted Stock Performance Awards to certain executives including Mr. Stafford (in compliance with Mr. Stafford's Employment Agreement), the Chairman and, at that time, the Chief Executive Officer. The Restricted Stock Performance Awards were granted in lieu of a portion of the stock option award that would otherwise have been granted at a ratio of one unit representing one share of Restricted Stock replacing options covering approximately two shares of Common Stock. These awards of restricted stock units will be converted to shares of Common Stock based initially on the Corporation's financial performance in the year 2003, with the maximum number of units that may be converted equal to 125% of the total award. In the event that less than 125% of the award is earned, the unearned portion of the award will remain eligible for conversion if the Corporation's total shareholder return ranks in the top three when compared to that of the Peer Group Index companies listed in this Proxy Statement for the performance years 2003-2005. During the restricted period ending on the date target awards are converted to shares, the units will generally be forfeited in the event of termination of employment for any reason other than death, disability or retirement (in which cases the units will continue to be converted based upon satisfaction by the Corporation of the performance criteria), unless the Committee makes a partial or complete exception to this requirement.

    In deciding to award Restricted Stock and make the annual grant of options in April 2001, the Committee viewed as being significant, among other things, that worldwide net revenue rose 8%, and income and diluted earnings per share from continuing operations increased 16% and 15% (excluding the fee received from the termination of the Warner Lambert merger agreement), respectively, for the 2001 first quarter. Shareholder value during 2001 had not declined as much as the Peer Group Index companies. Product approvals continued to be received. In 2001 the Corporation successfully completed a $3 billion bond offering. The Committee also considered the amounts of options and Restricted Stock awards previously granted and reviewed a Consultant's report which indicated that the grants and awards fell approximately in the 75th percentile of major pharmaceutical companies.

    In conjunction with Mr. Essner's promotion to Chief Executive Officer in May 2001, Mr. Essner also received a special retention Restricted Stock Award grant in June 2001 which will vest on the third anniversary of the date of grant.

    The performance criteria applicable to the Restricted Stock Performance Awards made in 1999 (other than Mr. Martin whose award was made in 2000) related to 2001 targeted earnings per share. Based upon 2001 performance, 125% (the maximum amount) of these target awards were converted to Common Stock in January 2002. In addition, since the Corporation's total shareholder return for the performance years 1999 - 2001 ranked in the top three when compared to the performance of the Peer Group Index companies listed in this Proxy Statement for the awards which were not earned for 1999, 125% of the target awards made to executive officers in 1997 were also converted into Common Stock in January 2002.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    While all of the Corporation's executive officer compensation is related to corporate performance, the discretionary cash Performance Incentive Awards are most closely tied to such performance. In determining the bonuses for the Chairman and the Chief Executive Officer and executive officers generally in January 2002 for 2001 performance, the Committee considered, among others, the following factors: worldwide net revenue rose 7% for both the 2001 fourth quarter and full year; income and diluted earnings per share from continuing operations increased 17% for the 2001 fourth quarter and 15% for the 2001 full year compared to the same periods in the prior year (excluding the 2001 and 2000 charges for the diet drug litigation, the 2000 gain on sale of Immunex common stock owned by the Corporation, the 2000 goodwill impairment charge, the 2000 special charge related to the voluntary market withdrawal of products containing phenylpropanolamine (PPA) and a special charge relating to costs associated with certain product discontinuations, and including the dilutive effect of common stock equivalents of $0.01 per share in the 2000 fourth quarter and $0.02 per share in the 2000 full year). Although decreasing 1.9% for 2001, the Corporation's shareholder value outperformed both the Peer Group Index companies and the S&P 500 Index by 14.4% and 10%, respectively. The PREMARIN family of products became the first Wyeth product to exceed $2 billion in annual worldwide sales and EFFEXOR surpassed $1.5 billion in sales. Product approvals were obtained and new research developments continued to be achieved. In
January 2002, the nationwide class action settlement of the diet drug litigation received final judicial approval (after completion of the appeal process).

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE EMPLOYEES

    The Corporation has Stock Ownership Guidelines (the "Guidelines") for executive officers and other U.S. employees with annual base salaries of $175,000 or more. Authority to administer the Guidelines has been delegated to the Chief Executive Officer, who reports periodically to the Committee. The Guideline for the Chief Executive Officer is shares of the Corporation with a value of at least eight times his base salary. Officers who report to the Chief Executive Officer have a Guideline of share value at least six times base salary; other employees who are members of the Management, Law/Regulatory Review and Operations Committees have a Guideline of four times base salary; and all other U.S. employees with annual base salaries of $175,000 or more have a Guideline of two times base salary. The purpose of these Guidelines is to encourage significant ownership of stock in the Corporation by executive officers and key employees.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's Chief Executive Officer (Mr. Stafford served from January 1, 2001 through April 30, 2001 and Mr. Essner served from May 1, 2001 through December 31, 2001) and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation believes that all compensation paid in 2001 will be deductible under Section 162(m).

                                          COMPENSATION AND BENEFITS COMMITTEE
                                          Frank A. Bennack, Jr., Chairman
                                          Richard L. Carrion
                                          John D. Feerick
                                          John P. Mascotte
                                          Walter V. Shipley

                         REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Corporation's audited financial statements for the year ended December 31, 2001.

    The Audit Committee has reviewed and discussed the Corporation's audited financial statements with management. The Audit Committee has also discussed with Arthur Andersen LLP, the Corporation's independent accountants for 2001, the matters required to be discussed by the Statement on Auditing Standards
No. 61, COMMUNICATION WITH AUDIT COMMITTEES which includes, among other items, matters related to the conduct of the annual audit of the Corporation's financial statements. The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Corporation and has discussed with Arthur Andersen LLP its independence from the Corporation.

    The Audit Committee is governed by the Audit Committee Charter adopted by the Corporation's Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the applicable listing standards of the New York Stock Exchange.

    Based upon the review and discussions referred to above, the Audit Committee has recommended to the Corporation's Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          AUDIT COMMITTEE
                                          John D. Feerick, Chairman
                                          Clifford L. Alexander, Jr.
                                          John P. Mascotte
                                          Mary Lake Polan, M.D., Ph.D., M.P.H.
                                          John R. Torell III

                    INDEPENDENT PUBLIC ACCOUNTANT 2001 FEES

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2001 were $5,058,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed by Arthur Andersen LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

    The aggregate fees billed by Arthur Andersen LLP for services to the Corporation, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2001, were $5,319,000. This caption consists primarily of audit and tax related fees, specifically, employee benefit plan audits, various international tax services, a debt comfort letter, assistance with a divestiture, special audit support and other services.

    The Audit Committee has considered whether the provision of all other services by the Corporation's principal auditor is compatible with maintaining independence.

                        CHANGE IN CERTIFYING ACCOUNTANT

    On March 13, 2002, the Board of Directors of Wyeth, upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP ("Arthur Andersen") as the Corporation's independent public accountants and engaged PricewaterhouseCoopers LLP to serve as the Corporation's independent public accountants for the fiscal year 2002. The appointment of PricewaterhouseCoopers LLP is subject to stockholder ratification at the 2002 Annual Meeting (SEE, Item 2 below).

    Arthur Andersen's reports on the Corporation's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen's report on the Corporation's consolidated financial statements for the year ended December 31, 2001 will be filed with the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

    During the years ended December 31, 2001 and 2000 and through the filing date of this Proxy Statement, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Corporation's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

    The Corporation provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Appendix B to this Proxy Statement is a copy of Arthur Andersen's letter, dated March 18, 2002, stating its agreement with such statements.

    During the years ended December 31, 2001 and 2000 and through the filing date of this Proxy Statement, the Corporation did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                    ITEM 2.
            APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has, subject to ratification by the stockholders, appointed PricewaterhouseCoopers LLP as the Corporation's principal independent public accountants for the year 2002. This firm is replacing Arthur Andersen LLP who served in such capacity in 2001 and previously. A representative from PricewaterhouseCoopers LLP and Arthur Andersen LLP will be present at the Annual Meeting and will be available to make such comments as may be appropriate and to answer proper questions.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002.

                                    ITEM 3.
                       PROPOSED 2002 STOCK INCENTIVE PLAN

    Previous stock option plans were designed to attract and retain qualified persons to serve as key employees of the Corporation and its subsidiaries, as well as to ensure additional incentive for persons who can contribute significantly to the success of the business.

    In the belief that the plans adopted earlier accomplished their objectives and that the Corporation should be in a position to continue to provide incentives to officers and other employees to contribute to the future success and prosperity of the Corporation, the Board of Directors, on January 31, 2002, unanimously adopted the 2002 Stock Incentive Plan (the "2002 Plan"), subject to approval by the stockholders. The terms of the 2002 Plan provide benefits that are substantially similar to those provided under the Corporation's most recent plan, the 1999 Stock Incentive Plan. The following is a summary of the provisions of the 2002 Plan.

    The 2002 Plan will be administered by the Compensation and Benefits Committee (the "Committee") composed of non-employee members of the Board of Directors of the Corporation, each of whom is a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 2002 Plan, the Committee will have the authority to delegate the Committee's authority and duties to the Chief Executive Officer of the Corporation, or to any other committee to the extent permitted under Delaware law, subject to such limitations and conditions as the Committee or the Board of Directors may establish (except that the Committee may not delegate granting of awards to the executive officers of the Corporation). Under the 2002 Plan, the Committee may, from time to time, grant stock options and Stock Appreciation Rights ("SARs"), and award shares of Common Stock subject to certain restrictions or units representing such shares ("Restricted Stock"), to executive officers (currently 14 executive officers), whether or not directors, and approximately 15,500 other key employees of the Corporation and its subsidiaries ("optionees"). The 2002 Plan provides for the granting of incentive stock options, within the meaning of
Section 422(b) of the Code, and non-qualified stock options as determined by the Committee. The Committee, in its discretion, may grant SARs in tandem with these options with exercise prices equal to the exercise prices of the underlying options. The option price per share shall not be less than the fair market value of a share of the Corporation's Common Stock on the date the option is granted. The Committee may also, in its discretion, grant SARs to certain optionees in tandem with previously granted options at the price of the underlying options. Awards of Restricted Stock under the 2002 Plan may be subject to such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish and set forth in Restricted Stock agreements.

    The maximum number of shares of Common Stock that can be issued under the 2002 Plan is 65 million, including a maximum of eight million shares that may be subject to Restricted Stock awards. The maximum number of shares of Common Stock which can be sold or awarded under the 2002 Plan to any optionee during the term of the 2002 Plan, including shares for which SARs may be exercised, shall not exceed 10% of the maximum number of shares issuable under the 2002 Plan. Under the 2002 Plan, no options can be granted, nor awards made, before January 31, 2002 or after January 30, 2012.

    Options granted under the 2002 Plan will become exercisable and expire in accordance with the 2002 Plan and the applicable option agreement, provided that no option may become exercisable earlier than the later of (i) one year from the date of grant (except in the case of death, disability or retirement each as defined in the 2002 Plan, after two years of continuous employment) or (ii) the date on which the optionee completes two years of continuous employment with the Corporation or its subsidiaries.

    Notwithstanding the foregoing, in the event of a Change in Control (as defined in the 2002 Plan), all options and SARs shall become immediately exercisable (and the restrictions shall expire with respect to Restricted Stock awards) and, at the discretion of the Committee, any outstanding options, SARs or restricted stock awards may be canceled and the holders thereof paid the value thereof as described in the 2002 Plan.

    Subject to the preceding paragraph, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger or other relevant change in the Corporation's capitalization, appropriate adjustments will be made by the Committee to the number of shares of Common Stock available under the 2002 Plan, number and kind of shares and price per share of Common Stock subject to each outstanding option and SAR and the number and kind of shares subject to outstanding Restricted Stock awards.

    In the event of termination of an optionee's employment due to death or due to retirement or disability during which any unexercised options or SARs are held by the optionee, to the extent exercisable at the time of termination, such shares may be exercised up until the termination date specified in the option agreement. In the event of the termination of an optionee's employment by the Corporation or a subsidiary for reasons other than death, retirement, disability or deliberate gross misconduct, there is a three-month period after such termination during which any unexercised options or SARs, to the extent exercisable at the time of termination, may be exercised unless an earlier termination date is specified in the option agreement. To the extent unexercised, options and SARs will expire immediately upon the termination by the optionee of his or her employment for reasons other than retirement, disability or death and immediately upon the termination of an optionee's employment by the Corporation or a subsidiary for deliberate gross misconduct. Shares of Common Stock with respect to which options or SARs are not exercised prior to termination or which are canceled, or shares of Restricted Stock which are forfeited, will be available for subsequent grants under the 2002 Plan.

    Upon the exercise of an option, the full option price, either in cash, Common Stock or a combination of cash and Common Stock, or in any other form of consideration approved by the Committee, including under any cashless exercise program approved by the Committee, is required to be paid to the Corporation. SARs granted to officers and directors of the Corporation subject to
Section 16(b) of the Exchange Act may be exercised only during certain ten-day "window periods" outlined in the 2002 Plan.

    The 2002 Plan provides that options, SARs and shares of Restricted Stock are nontransferable other than by the laws of descent and distribution. However, the Committee may, in its discretion, allow transfers of options (but not SARs) to other persons or entities unless such transfer would affect the incentive stock option tax treatment of such option or affect the exemption from short swing liability of such option under the Exchange Act. The Committee also may, in its discretion, permit the transfer of shares of Restricted Stock to other persons or entities. (Under current Committee practice, options granted to members of the Corporation's Management and Operations Committees are transferable to family members or trusts or other entities for the benefit of their families).

    The 2002 Plan contains the non-competition and "employment at will" provisions contained in the Corporation's other stock option plans.

    The Board of Directors may terminate or amend the 2002 Plan at any time; provided that, without stockholder approval, no such action will (i) increase the maximum number of shares for which awards may be granted under the 2002 Plan, (ii) change the manner of determining the option price, (iii) extend the term of the 2002 Plan or the maximum period during which any option may be exercised or (iv) make any other change which would cause awards granted under the 2002 Plan to fail to meet the exemptions provided by Section 162(m) of the Code. Further, no such action may adversely affect the rights of any optionee or Restricted Stock award holder without his or her consent.

    The closing market price of one share of Common Stock on the New York Stock Exchange as of March 1, 2002 was $64.85.

    If the aggregate fair market value of the Common Stock, determined at the time of grant, with respect to which incentive stock options are granted under the 2002 Plan or any other plan of the Corporation, are exercisable for the first time by an optionee during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered non-qualified stock options. The 2002 Plan also contains limitations on the grant of incentive stock options to any holder of more than 10% of the combined voting power of the Corporation's voting stock.

    A U.S. taxpayer optionee will not be subject to federal income tax upon the grant of an option under the 2002 Plan. Upon exercise of a non-qualified stock option, the optionee generally must recognize ordinary income in the amount of the "option spread" (the difference between the fair market value of the option shares and the exercise price) at the date of exercise and the optionee's employer generally is entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and upon sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

    Upon exercise of an incentive stock option, a U.S. taxpayer optionee generally will not have to recognize any taxable income (except that the alternative minimum tax may apply). Instead, the optionee will be subject to taxation only upon the disposition of the shares acquired upon exercise of the incentive stock option. If the optionee disposes of the shares acquired upon exercise of an incentive stock option more than two years after the date of grant of the incentive stock option and more than one year after exercise, he or she will realize a long-term capital gain (or loss) based on the difference between the sale price of the shares and the exercise price of the option (or his or her basis in the shares if it is not equal to the exercise price). Otherwise, in the event the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option prior to the expiration of two years from the date of grant or one year from the date of exercise of the incentive stock option, the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares on the date of exercise or the amount realized on a sale (whichever is less) over the option price, and the optionee's employer will be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the optionee upon the sale of the Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any further deduction by the employer.

    To enable the Corporation to satisfy tax withholding obligations relating to non-qualified stock options, in lieu of cash payment the Committee may provide that optionees may elect to have the Corporation withhold from an option exercise, or separately surrender, shares of Common Stock.

    Because all grants and awards under the 2002 Plan are entirely within the discretion of the Committee, the total benefits allocable under the 2002 Plan in the future are not at present determinable. Therefore, the Corporation has omitted the tabular disclosure of the benefits or amounts allocated under the 2002 Plan. No grants or awards have been made to date and no grants or awards will be made by the Corporation until such time as the 2002 Plan is approved by the stockholders at the 2002 Annual Meeting.

    The proposal to approve the 2002 Plan requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock and $2 Convertible Preferred Stock, voting as a single class.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE 2002 STOCK INCENTIVE PLAN.

                                    ITEM 4.
                       PROPOSED EXECUTIVE INCENTIVE PLAN

    In order to permit the deductibility under the Internal Revenue Code of 1986, as amended (the "Code"), of cash and/or stock bonuses awarded to certain executive officers of the Corporation, the Board of Directors has adopted and is recommending the ratification and approval by stockholders of the Executive Incentive Plan (the "Executive Plan") which would define and limit amounts which may be awarded to certain executive officers of the Corporation (the "Eligible Executives") and which amounts would qualify as performance-based compensation under Section 162(m) of the Code.

    The Executive Plan would establish a performance goal prohibiting the payment of any annual bonuses to Eligible Executives under the Executive Plan unless there are positive "Consolidated Earnings" (as defined in the Executive
Plan) for the year for which the bonuses are paid. The maximum bonus payable to any Eligible Executive during any part of the year would be limited to two tenths of one percent of Consolidated Earnings for such year. The Compensation Committee of the Board of Directors (the "Committee") would exercise discretion within the above maximums in determining the amount of individual awards.

    Under the Executive Plan, "Consolidated Earnings" would mean consolidated net income for any year for which an award is made, adjusted to omit the effects of unusual or infrequent items, all as shown on the audited consolidated statement of income of the Corporation and as determined in accordance with accounting principles generally accepted in the United States. The following is a summary of the provisions of the Executive Plan.

    The Executive Plan is administered by the Committee, which is composed of "outside directors" who are "disinterested persons" as such terms are defined under the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, respectively. The Executive Plan defines eligible employees as the Chief Executive Officer and any other officer of the Corporation who is designated as a principal corporate officer of the Corporation (which shall in all cases include all of the Corporation's "covered employees" as defined in Code Section 162(m)).

    No awards will be made for any year unless there are Consolidated Earnings (as described above) for that year. Following receipt of a report from the Corporation's independent accountants of such Consolidated Earnings for any year, the Committee shall determine the maximum amount available for individual awards under the Executive Plan for such year and shall certify that all awards granted under the Executive Plan are within the amount limitations described below.

    The Eligible Executives to whom awards will be made and the amount of their individual awards will be determined by the Committee, taking into consideration the recommendations of the Chief Executive Officer (for all Eligible Executives other than the Chairman and Chief Executive Officer), the employee's contribution to the achievement of the Corporation's objectives and such other matters as the Committee deems relevant. The maximum award that may be payable for any year to any Eligible Executive would be two tenths of one percent of Consolidated Earnings for such year. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum amount permitted. Awards may be made to Eligible Executives who retired or whose employment terminated during such year or to the designee or estate of any such Eligible Executive who died during such year.

    All awards will be in cash, as determined by the Committee, and will be paid currently, unless such payment is deferred pursuant to an election made by the Eligible Employee in accordance with the terms of the Corporation's Deferred Compensation Plan.

    The Committee shall have the right to amend the Executive Plan from time to time by item or to repeal it entirely or to direct the discontinuance of awards either temporarily or permanently; provided, however, that (i) no amendment of the Executive Plan shall operate to cancel, without the consent of the Eligible Employee, an award already made thereunder, and (ii) no amendment of the Executive Plan that (a) changes the maximum Award payable to any Eligible Employee, or (b) materially amends the definition of Consolidated Earnings shall be effective before approval by a majority of stockholders.

    Based on the Corporation's interpretation of existing federal tax law, including the regulations under Section 162(m) of the Code, all awards paid pursuant to the Executive Plan will be deductible by the Corporation. In each instance, the award will be taxable to the employee in the year received.

    There are currently six Eligible Executives who would be eligible for awards under the Executive Plan for 2002. However, because no determination has been made as to the amounts of awards that will be granted to specific individuals in the future, the Corporation has omitted tabular disclosure of benefits payable under the Executive Plan. (See the Summary Compensation Table for information relating to prior incentive compensation awards to named executive officers.) Other incentive compensation plans have been established on a Corporation-wide or operating unit basis under which employees (including Eligible Executives) would otherwise receive awards at the discretion of management; provided that in the event that an employee is an Eligible Executive such employee shall not be eligible to receive an award under the Corporation's Performance Incentive Award Program (or other bonus plan).

    The proposal to approve the Executive Plan requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock and $2 Convertible Preferred Stock, voting as a single class.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

                           2002 STOCKHOLDER PROPOSAL

    A Wyeth stockholder has informed management of his intention to present the following resolution set forth below for consideration at the Annual Meeting. The name, address and number of shares held by such stockholder will be promptly furnished orally or in writing, as requested, by the Corporation. Such request may be directed to Eileen M. Lach, Secretary of the Corporation, who may be contacted at Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling
(973) 660-6073.

                                    ITEM 5.
                   STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER
                           APPROVAL OF "POISON PILLS"

    Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

    The poison pill is an important issue for shareholder vote. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

    1)  At any time

    2)  In a short period of time

    3)  Without shareholder approval

    NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE

    - Pills adversely affect shareholder value.

    POWER AND ACCOUNTABILITY
    Nell Minow and Robert Monks

    - The Council of Institutional Investors

    - www.cii.org
     recommends shareholder approval of all poison pills.

    INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE

    Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

    INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT

    This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

    Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

    68% VOTE AT A MAJOR COMPANY

    This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website under Proposals.

SHAREHOLDER VOTE PRECEDENT SET BY OTHER COMPANIES

    In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

                 In the interest of shareholder value vote yes:
                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 5

                                WYETH'S RESPONSE

THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THE FOREGOING PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

    The Board of Directors of the Corporation adopted a stockholder rights plan in October 1999 to protect the Corporation's stockholders in the event of an unsolicited attempt to acquire control of the Corporation. According to a report published by the Investor Responsibility Research Center in 2001, stockholder rights plans similar to the Corporation's plan have been adopted by over 2,000 U.S. companies and a majority of the companies included in the S&P 500 Stock Index, virtually all without stockholder approval, which is not legally required. The Board believes that the continuation of the Corporation's rights plan is in the best interest of the Corporation and its stockholders.

    The Corporation's rights plan is intended to encourage a potential bidder for the Corporation to negotiate with the Board of Directors prior to any takeover attempt, thereby strengthening the Board's leverage in such negotiations. The plan also allows the Board a greater period of time within which it can properly evaluate an acquisition offer to protect stockholders against unfair offers and abusive tactics during a takeover process.

    The Corporation's rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Corporation at a fair price. The terms of the Corporation's plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, reflects the full value of the Corporation and is fair to all stockholders. The plan therefore strengthens the Board's ability to protect and maximize the value of the Corporation for all stockholders.

    The economic benefits of a rights plan to stockholders have been validated in several studies. A report published in November 1997 by Georgeson & Company found that companies with stockholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with stockholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans,
(2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) the presence of a rights plan did not reduce the likelihood that a company would become a takeover target. This empirical evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

    This proposal requires the approval of a majority of the votes, which can be cast by the holders of the shares present and entitled to vote at the Annual Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the plan would require Board action, and implementation of a requirement for stockholder approval of future stockholder rights plans would require either Board action or a stockholder amendment to the Corporation's bylaws.

    For the reasons stated above, the Board of Directors and management believe that the proposal is not in the best interest of the Corporation and its stockholders.

    ACCORDINGLY, THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 19, 2002 in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting. Also, in accordance with the advance notice requirements under the Corporation's By-laws, if a stockholder notifies the Corporation of such stockholder's intent to present a proposal for consideration at the Corporation's 2003 Annual Meeting of Stockholders after February 2, 2003, the Corporation, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                 MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

    Recent changes in the regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit the Corporation and brokerage firms to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as "householding." Stockholders who hold their shares through a broker may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a "householding" consent previously provided to a broker, the stockholder must contact the broker to revoke such consent. In any event, if a stockholder wishes to receive a separate proxy statement for the 2002 annual meeting or a 2001 annual report, the stockholder may find these materials at the Corporation's internet website www.wyeth.com or may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-5000.

                                 OTHER MATTERS

    Management knows of no other matters to be brought before the Annual Meeting, but if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Corporation and its stockholders.

    The Corporation will bear the expenses in preparing, printing and mailing the proxy materials to the stockholders. In addition, the Corporation will retain D.F. King & Co., Inc., New York, NY, to aid in the solicitation of proxies, for which such firm will be paid a fee of $19,500 plus out-of-pocket expenses and disbursements. In addition, officers and employees of the Corporation and its subsidiaries may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

    The Annual Report of the Corporation for the year ended December 31, 2001, including financial statements, is being mailed or made available electronically to stockholders together with these proxy materials.

    REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM CAN BE SECURED. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET WEBSITE IF INCLUDED ON YOUR PROXY CARD OR VOTING FORM OR TO SIGN AND DATE YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED OR SUBMITTED BY TELEPHONE OR VIA THE INTERNET WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS.

                                                       By Order of the Board of Directors

                                                       EILEEN M. LACH
                                                       SECRETARY

March 20, 2002

                                                                      APPENDIX A

                                     WYETH
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

                                    PURPOSE

    The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to the accounting and reporting practices of Wyeth (the "Corporation") and the quality and integrity of the financial information provided by the Corporation. The Audit Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

                                  COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be independent directors in accordance with the listing standards for the New York Stock Exchange, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall be financially literate as interpreted by the Board of Directors, or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. One member of the Audit Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment.

                                    MEETINGS

    The Audit Committee shall meet at stated times without notice, or on notice to all by the Chairman or Vice Chairman of the Board of Directors, the President, an Executive Vice President or a Senior Vice President or by one of the members of the Audit Committee, or more frequently as circumstances dictate. As part of its responsibilities to foster open communication, the Audit Committee should meet at least annually with management, the Director of Internal Audit and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

                          RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

     1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board of Directors, as conditions dictate, to update this Charter.

     2. Review with management and the independent accountants the Corporation's audited financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement on Auditing Standards No. 61 "Communications with Audit Committees" ("SAS No. 61").

     3. Recommend to the Board of Directors that, based on the Audit Committee's review and discussions with management and the independent accountants, the audited financial statements be included in the annual report for filing with the Securities and Exchange Commission.

     4. Review the performance of the independent accountants and make recommendations to the Board of Directors regarding the appointment or termination of the independent accountants.

        The independent accountants are ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent accountants.

     5. Oversee independence of the accountants by:

       - Receiving from the independent accountants, on a periodic basis, a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standard No. 1 "Independence Discussions with Audit Committees";

       - Discussing with the independent accountants any disclosed relationships or services between the independent accountants and the Corporation that may impact the objectivity and independence of the accountants; and

       - Recommending, if necessary, that the Board of Directors take appropriate action to satisfy itself of the accountants' independence based on the report provided.

     6. Review in consultation with the independent accountants and the Director of Internal Audit, the audit scope and plan of the independent accountants and the Internal Audit Department.

     7. Review with the independent accountants and management the adequacy and effectiveness of internal controls of the Corporation.

     8. Review the findings of the Business Ethics Program, as incorporated in the Code of Conduct, and report to the Board of Directors such findings.

     9. Report through the Audit Committee's Chairman to the Board of Directors following meetings of the Audit Committee.

    10. Maintain minutes or other records of meetings and activities of the Audit Committee.

    11. Perform any other activities consistent with this Charter and the Corporation's By-Laws as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                                                      APPENDIX B

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 18, 2002

Dear Sir/Madam:

We have read the disclosure under the caption "Change in Certifying Accountant" included in the proxy materials for the Wyeth 2002 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Copy to:
Mr. Kenneth J. Martin
Senior Vice President and Chief Financial Officer
Wyeth

                                                                      APPENDIX C


                                      WYETH

                            2002 STOCK INCENTIVE PLAN

 (Adopted by the Board of Directors on January 31, 2002, subject to Stockholder
              Approval at the 2002 Annual Meeting of Stockholders)

         SECTION 1. PURPOSE. The purpose of the 2002 Stock Incentive Plan (the "Plan") is to provide favorable opportunities for officers and other key employees of Wyeth (the "Company") and its subsidiaries to acquire shares of Common Stock of the Company or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these employees to contribute to the future success and prosperity of the Company, thus enhancing the value of the stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

         Pursuant to the Plan, options to purchase the Company's Common Stock ("Options") and Stock Appreciation Rights may be granted and Restricted Stock may be awarded by the Company. Options granted under the Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not meet the requirements of said Section 422(b) of the Code, herein referred to as non-qualified stock options.

         It is intended, except as otherwise provided herein, that incentive stock options may be granted under the Plan and that such incentive stock options shall conform to the requirements of Section 422 and 424 of the Code and to the provisions of this Plan and shall otherwise be as determined by the Committee (as hereinafter defined) and, to the extent provided in the last sentence of Section 2 hereof, approved by the Board of Directors. The terms "subsidiaries" and "subsidiary corporation" shall have the meanings given to them by Section 424 of the Code. All section references to the Code in this Plan are intended to include any amendments or substitutions therefor subsequent to the adoption of the Plan.

         SECTION 2. ADMINISTRATION. The Plan shall be administered by a Compensation and Benefits Committee (the "Committee") consisting of two or more members of the Board of Directors of the Company, each of whom shall be (i) a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) an "outside director" within the meaning of Section 162(m) of the Code. The Committee shall have full authority to grant Options and Stock Appreciation Rights, and make Restricted Stock awards, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board of Directors of the Company shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board of Directors. Notwithstanding the foregoing and anything else in the Plan to the contrary, the Committee, in its sole discretion, may delegate the Committee's authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other committee to the extent permitted under Delaware law, under such conditions and limitations as the Board of Directors or the Committee may from time to time establish, except that only the Committee may make any determinations regarding awards to participants who are subject to Section 16 of the Exchange Act.

         SECTION 3. NUMBER OF SHARES. The total number of shares which may be sold or awarded under the Plan and with respect to which Stock Appreciation Rights may be exercised shall not exceed 65,000,000 shares of the Company's Common Stock. The total number of shares which may be sold or awarded under the Plan to any optionee (hereinafter defined), including shares for which Stock Appreciation Rights may be exercised, shall not exceed 10% of such number, as and if adjusted, over the life of the Plan. The shares may be authorized and unissued or issued and reacquired shares, as the Board of Directors from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option and shares that are part of a Restricted Stock award which are forfeited before the restrictions lapse shall be available for Options and Stock Appreciation Rights thereafter granted and for Restricted Stock thereafter awarded under the Plan, to the fullest extent permitted by Rule 16b-3 under the Exchange Act (if applicable at the time).

         SECTION 4. PARTICIPATION. The Committee may, from time to time, select and grant Options and Stock Appreciation Rights to officers (whether or not directors) and other key employees of the Company and its subsidiaries ("optionees") and award Restricted Stock to officers (whether or not directors) and other key employees of the Company and its subsidiaries and shall determine the number of shares subject to each Option or award.

         SECTION 5. TERMS AND CONDITIONS OF OPTIONS. The terms and conditions of each Option and each Stock Appreciation Right shall be set forth in an agreement or agreements between the Company and the optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

         (a) NUMBER OF SHARES.  The number of shares subject to the Option.

         (b) OPTION PRICE. The option price per share (the "Option Price"), which shall not be less than 100% of the fair market value of the Company's Common Stock on the date the Option is granted. Fair market value shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock on the Consolidated Transaction Reporting System on the date the Option is granted.

         (c) DATE OF GRANT. Subject to previous directions of the Board of Directors pursuant to the third sentence of Section 2, the date of grant of an Option shall be the date when the Committee meets and awards such Option.

         (d) PAYMENT. The Option Price multiplied by the number of shares to be purchased by exercise of the Option shall be paid upon the exercise thereof. Unless the terms of an Option provide to the contrary, upon exercise, the aggregate Option Price shall be payable by delivering to the Company (i) cash equal to such aggregate Option Price, (ii) shares of the Company's Common Stock owned by the grantee having a fair market value on the day the Company's Common Stock is quoted on the Consolidated Transaction Reporting System immediately preceding the date of exercise (determined in accordance with Section 5(b) or as otherwise permitted by the Committee) at least equal to such aggregate Option Price, (iii) a combination of any of the above methods which total to such aggregate Option Price, or (iv) any other form of consideration which has been approved by the Committee, including under any approved cashless exercise mechanism; and payment of such aggregate Option Price by any such means shall be made and received by the Company prior to the delivery of the shares as to which the Option was exercised. The right to deliver in full or partial payment of such Option Price any consideration other than cash shall be limited to such frequency as the Committee shall determine in its absolute discretion. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him or her; provided that if an optionee exercises an Option and the appropriate purchase price is received by the Company in accordance with this
Section 5(d) prior to any dividend record date, such optionee shall be entitled to receive the dividends which would be paid on the shares subject to such exercise if such shares were outstanding on such record date.

         (e) TERM OF OPTIONS. Each Option granted pursuant to the Plan shall be for the term specified in the applicable option agreement (the "Option Agreement") subject to earlier termination in all cases as provided in paragraph
(g) of this Section.

         (f) EXERCISE OF OPTION. Options granted under the Plan may be exercised during the period and in accordance with the conditions set forth in the Plan and the applicable Option Agreement; provided, however, that (i) no option granted under the Plan may be exercisable earlier than the later of (A) one year from the date of grant or (B) the date on which the optionee completes two years of continuous employment with the Company or one or more of its subsidiaries, and (ii) in the event of an optionee's death, Retirement (as defined below) or Disability (as defined below), any options held by such optionee shall become exercisable on his or her Retirement date, the date his or her employment terminates on account of Disability or the date of his or her death provided he or she has been in the continuous employment of the Company or one or more of its subsidiaries for at least two years at such time. No Option may be exercised after it is terminated as provided in paragraph (g) of this Section, and no Option may be exercised unless the optionee is then employed by the Company or any of its subsidiaries and shall have been continuously employed by the Company or one or more of such subsidiaries since the date of the grant of his or her Option, except (x) as provided in paragraph
(g) of this Section, and (y) in the case of the optionee's Retirement or Disability (in which case the optionee may exercise the Option to the extent he or she was entitled to exercise it at the time of such termination or such shorter period as may be provided in the Option Agreement) or death (in which case the Option may be exercised by the optionee's legal representative or legatee or such other person designated by an appropriate court as the person entitled to exercise such Option to the extent the optionee was entitled to exercise it at the time of his or her death). As used herein, "Retirement" shall mean termination of the optionee's full-time employment on or after the earliest retirement age under any qualified retirement plan of the Company or its subsidiaries which covers the optionee, or age 55 with 5 continuous years of such employment if there is no such plan and "Disability" shall mean termination of the optionee's full-time employment for reason of disability for purposes of at least one qualified retirement plan or long term disability plan maintained by the Company or its subsidiaries in which the optionee participates. Non-qualified stock options and incentive stock options may be exercised regardless of whether other Options granted to the optionee pursuant to the Plan are outstanding or whether other stock options granted to the optionee pursuant to any other plan are outstanding.

         (g) TERMINATION OF OPTIONS. An Option, to the extent not validly exercised, shall terminate upon the occurrence of the first of the following events:

                (i)  On the date specified in the Option Agreement;

                (ii) Three months after termination by the Company or one of its subsidiaries of the optionee's employment for any reason other than in the case of death, Retirement, Disability or deliberate gross misconduct, determined in the sole discretion of the Committee, during which three month period the Option may be exercised by the optionee to the extent the optionee was entitled to exercise it at the time of such termination;

                (iii) Concurrently with the time of termination by the Company or one of its subsidiaries of the optionee's employment for deliberate gross misconduct, determined in the sole discretion of the Committee (for purposes only of this subparagraph (iii) an Option shall be deemed to be exercised when the optionee has received the stock certificate (or valid instructions in the case in the delivery of uncertificated shares) representing the shares for which the Option was exercised); or

                (iv) Concurrently with the time of termination by the employee of his or her employment with the Company or one of its subsidiaries for reasons other than Retirement, Disability or death.

                Notwithstanding the above, no Option shall be exercisable after termination of employment unless the optionee shall have, during the entire time period in which his or her Options are exercisable, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which, as determined by the Committee, causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of
         Section 5(g)(iii). If these conditions are not fulfilled, the optionee shall forfeit all rights to any unexercised Option as of the date of the breach of the condition.

         (h) NON-TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS. Options and Stock Appreciation Rights shall not be transferable by the optionee other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall during his or her lifetime be exercisable only by the optionee; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, allow for transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) to other persons or entities, subject to such conditions or limitations as it may establish to ensure that transactions with respect to Options intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act do not fail to maintain such exemption as a result of the Committee causing Options to be transferrable, or for other purposes; PROVIDED FURTHER, HOWEVER, that for any Option that is transferred, other than by the laws of descent and distribution, any related Stock Appreciation Right shall be extinguished.

         (i) APPLICABLE LAWS OR REGULATIONS. The Company's obligation to sell and deliver stock under the Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations.

         (j) LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate fair market value of the Company's Common Stock, determined at the time of grant in accordance with the provisions of Section 5(b), with respect to which incentive stock options granted under this or any other Plan of the Company are exercisable for the first time by an optionee during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered non-qualified stock options.

         Notwithstanding anything in the Plan to the contrary, any incentive stock option granted to any individual who, at the time of grant, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary thereof, shall (i) have a term not exceeding five years from the date of grant and (ii) shall have an option price per share of not less than 110% of the fair market value of the Company's Common Stock on the date the incentive stock option is granted (determined in accordance with the last sentence of Section 5(b)).

         SECTION 6.  STOCK APPRECIATION RIGHTS.

         (a) The Committee may, in its sole discretion, from time to time grant Stock Appreciation Rights to certain optionees in connection with any Option granted under this Plan and in connection with Options granted under the 1990 and 1993 Wyeth Stock Incentive Plans and under the 1985 Wyeth Stock Option Plan. Stock Appreciation Rights may be granted either at the time of the grant of an Option under the Plan or at any time thereafter during the term of the Option, provided such Stock Appreciation Rights may also be granted with respect to outstanding Options under the 1990 and 1993 Wyeth Stock Incentive Plans and the 1985 Wyeth Stock Option Plan. Stock Appreciation
Rights may be granted with respect to all or part of the stock under a particular Option.

         (b) Stock Appreciation Rights shall entitle the holder of the related Option, upon exercise, in whole or in part, of the Stock Appreciation Rights, to receive payment in the amount and form determined pursuant to subparagraph (iii) of paragraph (c) of this Section 6. Stock Appreciation Rights may be exercised only to the extent that the related Option has not been exercised. The exercise of Stock Appreciation Rights shall result in a pro rata surrender of the related Option to the extent that the Stock Appreciation Rights have been exercised.

         (c) Stock Appreciation Rights shall be subject to such terms and conditions which are not inconsistent with the Plan as shall from time to time be approved by the Committee and reflected in the applicable Option Agreement (or in a separate document, which shall be considered for purposes of the Plan to be incorporated into and part of the applicable Option Agreement), and to the following terms and conditions.

                (i) Stock Appreciation Rights shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate shall be exercisable.

                (ii)  [Reserved]

                (iii) Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to elect to receive therefor payment in the form of shares of the Company's Common Stock (rounded down to the next whole number so no fractional shares are issued), cash or any combination thereof in an amount equal in value to the difference between the Option Price per share and the fair market value per share of Common Stock on the date of exercise multiplied by the number of shares in respect of which the Stock Appreciation Rights shall have been exercised, subject to any limitation on such amount which the Committee may in its discretion impose. The fair market value of Common Stock shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock on the Consolidated Transaction Reporting System on the date the Stock Appreciation Right is exercised or if no transaction on the Consolidated Transaction Reporting System occurred on such date, then on the last preceding day on which a transaction did take place.

                (iv) Any exercise of Stock Appreciation Rights by an officer or director subject to Section 16(b) of the Exchange Act, as well as any election by such officer or director as to the form of payment of Stock Appreciation Rights (Common Stock, cash or any combination thereof), shall be made during the ten-day period beginning on the third business day following the release for publication of any quarterly or annual statement of sales and earnings by the Company and ending on the twelfth business day following the date of such release ("window period"). In the event that such a director or officer exercises a Stock Appreciation Right for cash or stock pursuant to this Section 6 during a "window period", the day on which such right is effectively exercised shall be that day, if any, during such "window period" which is designated by the Committee in its discretion for all such exercises by such individuals during such period. If no such day is designated, the day of effective exercise shall be determined in accordance with normal administrative practices of the Plan.

         (d) To the extent that Stock Appreciation Rights shall be exercised, the Option in connection with which such Stock Appreciation Rights shall have been granted shall be deemed to have been exercised for the purpose of the maximum limitations set forth in the Plan under which such Options shall have been granted. Any shares of Common Stock which are not purchased due to the surrender in whole or in part of an Option pursuant to this Section 6 shall not be available for granting further Options under the Plan.

         SECTION 7. RESTRICTED STOCK PERFORMANCE AWARDS. The Committee may, in its sole discretion, from time to time, make awards of shares of the Company's Common Stock or awards of units representing shares of the Company's Common Stock, up to 8,000,000 shares in the aggregate, to such officers and other key employees of the Company and its subsidiaries in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish ("Restricted Stock"). The terms, conditions and restrictions of any Restricted Stock award made under this Plan shall be set forth in an agreement or agreements between the Company and the recipient of the award.

         (a) ISSUANCE OF RESTRICTED STOCK. The Committee shall determine the manner in which Restricted Stock shall be held during the period it is subject to restrictions.

         (b) STOCKHOLDER RIGHTS. Beginning on the date of grant of the Restricted Stock award and subject to the execution of the award agreement by the recipient of the award and subject to the terms, conditions and restrictions of the award agreement, the Committee shall determine to what extent the recipient of the award has the rights of a stockholder of the Company including, but not limited to, whether the employee receiving the award has the right to vote the shares or to receive dividends or dividend equivalents.

         (c) RESTRICTION ON TRANSFERABILITY. None of the shares or units of a Restricted Stock award may be assigned or transferred, pledged or sold prior to their delivery to a recipient or, in the case of a recipient's death, to the recipient's legal representative or legatee or such other person designated by an appropriate court; provided, however, that the Committee may, in its sole discretion, allow for transfer of shares or units of a Restricted Stock Award to other persons or entities.

         (d) DELIVERY OF SHARES. Upon the satisfaction of the terms, conditions and restrictions contained in the Restricted Stock award agreement or the release from the terms, conditions and restrictions of a Restricted Stock award agreement, as determined by the Committee, the Company shall deliver, as soon as practicable, to the recipient of the award (or permitted transferee), or in the case of his or her death to his or her legal representative or legatee or such other person designated by an appropriate court, a stock certificate (or proper crediting in uncertificated shares) for the appropriate number of shares of the Company's Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

         (e) FORFEITURE OF RESTRICTED STOCK. Subject to Section 7(f), all of the restricted shares or units with respect to a Restricted Stock award shall be forfeited and all rights of the recipient with respect to such restricted shares or units shall terminate unless the recipient continues to be employed by the Company or its subsidiaries until the expiration of the forfeiture period and the satisfaction of any other conditions set forth in the award agreement.

         (f) WAIVER OF FORFEITURE PERIOD. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any award agreement under certain circumstances (including the death, Disability or Retirement of the recipient of the award or a material change in circumstances arising after the date of an award) and subject to such terms and conditions (including forfeiture of a proportionate number of the restricted shares) as the Committee shall deem appropriate.

         SECTION 8. ADJUSTMENT IN EVENT OF CHANGE IN STOCK. Subject to Section 9, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company's capitalization, the Committee shall, subject to the approval of the Board of Directors, appropriately adjust the number and kind of shares available for issuance under the Plan, the number, kind and Option Price of shares subject to outstanding Options and Stock Appreciation Rights and the number and kind of shares subject to outstanding Restricted Stock awards; provided, however, that to the extent permitted in the case of incentive stock options by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Option Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the optionee's proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided, that any such adjustment in shares subject to outstanding Options (including any adjustments in the Option Price) shall be made in such manner as not to constitute a modification as defined by subsection
(h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock award pursuant to this Section 8, any new shares or units issued to a recipient of a Restricted Stock award shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock award for which the adjustment was made.

         SECTION 9.  EFFECT OF A CHANGE OF CONTROL.

         (a) For purposes of this Section 9, "Change of Control" shall, unless the Board of Directors of the Company otherwise directs by resolution adopted prior thereto or, in the case of a particular award, the applicable award agreement states otherwise, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board of Directors of the Company at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company's then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity's outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, "Permitted Holder" means (i) the Company,
(ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

         (b) Except to the extent reflected in a particular award agreement, in the event of a Change of Control:

                (i) notwithstanding any vesting schedule, or any other limitation on exercise or vesting, with respect to an award of Options, Stock Appreciation Rights or Restricted Stock, such Options or Stock Appreciation Rights shall become immediately exercisable with respect to 100 percent of the shares subject thereto, and the restrictions shall expire immediately with respect to 100 percent of such Restricted Stock award; and

                (ii) the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock awards and pay to the holders thereof, in cash, the value of such awards based upon the highest price per share of Company Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

         SECTION 10. AMENDMENT AND DISCONTINUANCE. The Board of Directors of the Company may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 8), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan; (ii) change the manner of determining the Option Price (other than determining the fair market value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any Option may be exercised or (iv) make any other change which, in the absence of stockholder approval, would cause awards granted under the Plan which are then outstanding, or which may be granted in the future, to fail to meet the exemptions provided by Section 162(m) of the Code. No amendments, revision or discontinuance of the Plan shall, without the consent of an optionee or a recipient of a Restricted Stock award, in any manner adversely affect his or her rights under any Option theretofore granted under the Plan.

         SECTION 11. EFFECTIVE DATE AND DURATION. The Plan was adopted by the Board of Directors of the Company on January 31, 2002, subject to approval by the stockholders of the Company at a meeting to be held in April 2002. Neither the Plan nor any Option or Stock Appreciation Right or Restricted Stock award shall become binding until the Plan is approved by a vote of the stockholders in a manner which complies with Sections 162(m) and 422(b)(1) of the Code. No Option may be granted and no stock may be awarded under the Plan before January 31, 2002 nor after January 31, 2012.

         SECTION 12. TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or its subsidiaries, as appropriate, shall have the right to deduct from all awards under the Plan cash and/or stock, valued at fair market value on the date of payment in accordance with Section 5(b), in an amount necessary to satisfy all federal, state or local taxes as required by law to be withheld with respect to such awards. In the case of awards paid in the Company's Common Stock, the optionee or permitted transferee may be required to pay to the Company or a subsidiary thereof, as appropriate, the amount of any such taxes which the Company or subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company's Common Stock of equivalent fair market value in payment of such withholding tax obligations if the optionee elects to make payment in such manner.

         SECTION 13. CONSTRUCTION AND CONDITIONS. The Plan and Options, Restricted Stock awards, and Stock Appreciation Rights granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable.

         Neither the existence of the Plan nor the grant of any Options or Stock Appreciation Rights or awards of Restricted Stock pursuant to the Plan shall create in any optionee the right to continue to be employed by the Company or its subsidiaries. Employment shall be "at will" and shall be terminable "at will" by the Company or employee with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the employee.

                                                                      APPENDIX D


                                     WYETH

                            EXECUTIVE INCENTIVE PLAN

                           (Effective January 1, 2002)

         I. PURPOSE. The purpose of the Wyeth Executive Incentive Plan (the "Plan") is to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance; to underscore the importance to them of achieving particular business objectives established for Wyeth; and to include in their compensation package a bonus component which is intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which compensation would be deductible by Wyeth under the Code.

         II. DEFINITIONS. For the purposes of the Plan, the following terms shall have the following meanings:

                  A. AWARDS. The cash awards made pursuant to the Plan.

                  B. BOARD OF DIRECTORS. The Board of Directors of the Corporation.

                  C. COMMITTEE. The Compensation and Benefits Committee of the Board of Directors or any successor thereto.

                  D. CONSOLIDATED EARNINGS. Consolidated net income for the year for which an Award is made, adjusted to omit the effects of unusual and infrequent items all as shown on the audited consolidated statement of income of the Corporation and its subsidiaries as determined in accordance with accounting principles generally accepted in the United States.

                  E. CORPORATION. Wyeth.

                  F. ELIGIBLE EMPLOYEE. An Employee who is a Principal Corporate Officer of the Corporation.

                  G. EMPLOYEE. An individual who is on the active payroll of the Corporation or a subsidiary of the Corporation at any time during the period for which an Award is made.

                  H. PRINCIPAL CORPORATE OFFICER. The Chief Executive Officer and any other officer of the Corporation who is so designated by the Corporation. The term Principal Corporate Officer shall in all cases include all of the Corporation's "covered employees" as defined in Code
         Section 162(m).

         III. EFFECTIVE DATE; TERM. The Plan is effective as of January 1, 2002 subject to approval by the Corporation's stockholders at the Corporation's 2002 Annual Meeting of Stockholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors.

         IV. ELIGIBILITY FOR AWARDS. Awards for any period may be granted to those Eligible Employees who are selected by the Committee. Such selections, other than the selection of the Corporation's Chief Executive Officer or Chairman (if an Eligible Employee) shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also give consideration to the contribution made by the Eligible Employee to achievement of the Corporation's established objectives and such other matters as it shall deem relevant.

         In the discretion of the Committee, Awards may be made to Eligible Employees who have retired or whose employment has terminated after the beginning of the year for which an Award is made, or to the designee or estate of an Eligible Employee who died during such period.

         V. DETERMINATION OF AMOUNTS OF AWARDS. Awards payable to any Eligible Employee shall be contingent upon the Corporation having Consolidated Earnings. The maximum Award payable with respect to any taxable year of the Corporation to any Eligible Employee shall not exceed two-tenths of one percent of Consolidated Earnings for such year. The amounts of Awards payable to Eligible Employees shall be determined by the Committee acting in its discretion subject to the maximum amounts set forth above. Such determinations, except in the case of any Awards for the Chief Executive Officer and the Chairman, shall be made after considering the recommendations of the Chief Executive Officer and such other matters as the Committee shall deem relevant. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified herein.

         Awards may be made at any time following the end of the taxable year; provided, however, that no Awards shall be made until the Committee receives assurances from both the Corporation's Chief Financial Officer and its independent accountants that the amount of such Award does not exceed the applicable limitation under this Section V and the Committee certifies in writing that such limitation under this Section V has not been exceeded.

         VI. PAYMENT OF AWARDS. Awards under the Plan shall be paid currently in cash, in a single sum payment, unless such payment is deferred pursuant to an election made by the Eligible Employee in accordance with the terms of the Wyeth Deferred Compensation Plan.

         VII. SPECIAL AWARDS AND OTHER PLANS.

                  A. Nothing contained in the Plan shall prohibit the Corporation or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to Employees (including Eligible Employees).

                  B. Payments of benefits provided to an Eligible Employee under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plans.

                  C. Awards made under the Plan to an Eligible Employee shall be considered to be in lieu of and replace any award or payment such Eligible Employee would otherwise have been entitled to receive under the Wyeth Performance Incentive Award Program.

         VIII. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN.

                  A. Except as otherwise provided in the Plan, the Committee shall administer the Plan. The Committee shall consist of not less than three members of the Board of Directors. No director shall be eligible to serve as a member of such Committee unless such person is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Committee members shall not be eligible to participate in the Plan while members of the Committee. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

                  B. The Committee shall have the right to amend the Plan from time to time by item or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to cancel, without the consent of the Eligible Employee, an Award already made hereunder, and (ii) no amendment of the Plan that (a) changes the maximum Award payable to any Eligible Employee, as set forth in Section V, or (b) materially amends the definition of Consolidated Earnings shall be effective before approval by the affirmative vote of a majority of shares voted at a meeting of the stockholders of the Corporation.

                  C. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

         IX. RIGHTS OF EMPLOYEES.

                  A. Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Employee any right to continue in the employ of the Corporation or a subsidiary of the Corporation.

                  B. No individual to whom an Award has been made or any other party shall have any interest in any asset of the Corporation until such amount has been paid or issued. To the extent that any party acquires a right to receive payments under the Plan, such party shall have the status of unsecured creditor of the Corporation with respect to such right.

                  C. No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

         X. MISCELLANEOUS.

                  A. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Corporation, and no part thereof (other than the amounts of Awards under the Plan) shall be charged against the maximum limitation of Section V.

                  B. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

                  C. Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

                  D. The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New Jersey (without regard to principles of conflicts of law).

                   Vote via the Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week
   Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

---------------------------------------       -------------------------------------
            INTERNET                                       TELEPHONE
https://www.proxyvotenow.com/wye                        1-866-358-4696

Use the Internet to view the Annual           Use a touch-tone telephone in the
Report, Proxy Statement and vote your         U.S.,Canada or Puerto Rico to vote
proxy. Have your proxy card in hand      OR   your proxy.Have your proxy card in
when you access the web site. You will        hand when you call. You will be
be prompted to enter your control             prompted to enter your control number,
number, located in the box below, to          located in the box below,and then
create and submit an electronic ballot.       follow the directions given.

---------------------------------------       -------------------------------------
  If you vote your proxy via the Internet or by telephone, you should NOT mail your proxy card.

--------------------------------------------------------------------------------
You can view the Annual Report and Proxy Statement by visiting
http://www.wyeth.com/financialreports. If you wish to access future Annual
Reports and Proxy Statements electronically via the Internet, please provide your consent with your proxy vote.
--------------------------------------------------------------------------------


                                               ---------------------------------

HTTPS://WWW.PROXYVOTENOW.COM/WYE                       CONTROL NUMBER FOR
VOTE BY INTERNET                                  TELEPHONE OR INTERNET VOTING
1-866-358-4696                                 ---------------------------------
CALL TOLL-FREE TO VOTE

     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

/ / MARK, SIGN, DATE AND RETURN
    THE PROXY CARD PROMPTLY                    /X/
    USING THE ENCLOSED ENVELOPE.    VOTES MUST BE INDICATED
                                    (X) IN BLACK OR BLUE INK.

                                    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "FOR" ITEMS 1, 2, 3 AND 4.

Item 1 - ELECTION OF DIRECTORS:

   FOR            / /     WITHHOLD AUTHORITY        / /     WITHHELD FOR:                / /
   All nominees           to vote for all nominees          (Write that nominee's name
                                                            in the space provided below)

Nominees: 01 - C.L. Alexander, Jr., 02 - F.A. Bennack, Jr., 03 - R.L. Carrion,
04 - R. Essner, 05 - J.D. Feerick, 06 - J.P. Mascotte, 07 - M.L. Polan,
08 - I.G. Seidenberg, 09 - W.V. Shipley, 10 - J.R. Stafford and 11 - J.R. Torell III

Exceptions _______________________________________

                                                      FOR      AGAINST   ABSTAIN

Item 2. APPOINTMENT OF INDEPENDENT PUBLIC             / /        / /       / /
        ACCOUNTANTS

Optional Secret Proxy     / /

                                                      FOR      AGAINST   ABSTAIN

Item 3. APPROVAL OF THE 2002 STOCK INCENTIVE PLAN     / /        / /       / /


                                                      FOR      AGAINST   ABSTAIN

Item 4. APPROVAL OF THE EXECUTIVE INCENTIVE PLAN      / /        / /       / /

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "AGAINST" ITEM 5.

                                                      FOR      AGAINST   ABSTAIN

Item 5. ADOPTION OF THE STOCKHOLDER PROPOSAL          / /        / /       / /
        ON SHAREHOLDER APPROVAL OF "POISON PILLS"



---------------------------------

    SCAN LINE

---------------------------------

Note: Please sign exactly as the name appears hereon. When shares are held by joint owners, both parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Date      Share Owner sign here                 Co-Owner sign here
----------------------------------------      ----------------------------------

----------------------------------------      ----------------------------------

--------------------------------------------------------------------------------

                 YOU CAN VOTE YOUR SHARES IN ONE OF THREE WAYS

            1. Vote via the Internet and view the Annual Report and Proxy Statement by following the directions at our Internet address: https://www.proxyvotenow.com/wye

                                       OR

            2. CALL TOLL-FREE 1-866-358-4696 24 hours a day,7 days a week on a touch tone telephone and follow the instructions.(Available to Stockholders in the United States,Canada and Puerto Rico).

                                       OR

            3. Mark,sign and date your proxy card and return it promptly in the enclosed envelope.Properly executed proxies will be voted in the manner directed by the stockholder.If no direction is given,this proxy will be voted FOR Items 1,2,3 and 4 and AGAINST Item 5.

            THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 5:00 P.M. EASTERN TIME ON APRIL 24, 2002.

                                  PLEASE VOTE







--------------------------------------------------------------------------------

                                     WYETH
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT.

            The undersigned hereby appoints JOHN R.STAFFORD,LOUIS L.HOYNES,JR. and EILEEN M.LACH and each of them proxies with power of substitution,to represent and to vote,as designated on the reverse side,on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 25,2002 and at any adjournment thereof on each of the matters,as set forth in the Proxy Statement,and upon such other matters properly coming before the meeting.

      (Continued and to be signed if voting by mail on the reverse side or follow the instructions to vote via the Internet or by telephone)


I plan to attend the meeting.                                     / /

If you have changed your address on the front of this card,       / /
please mark this box.

By checking the box to the right, I consent to future access      / /
of the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Corporation's transfer agent, The Bank of New York, New York, NY and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.




WYETH
P.O. BOX 11336
NEW YORK, N.Y. 10203-0336


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